Exhibit 10.8

FACILITY AGREEMENT PROVIDING FOR A
SENIOR SECURED TERM LOAN
OF UP TO US$47,500,000

DRY BULK AMERICAS LTD.
and
DRY BULK AUSTRALIA LTD.
as Joint and Several Borrowers,

AND

The Banks and Financial Institutions listed on Schedule I hereto, as Lenders,

AND

ING BANK N.V.,
London branch,
as Facility Agent and Security Trustee

AND

INTERNATIONAL SHIPHOLDING CORPORATION,
as Guarantor

June 20, 2011

SK 02841 0012 1198227 v11

TABLE OF CONTENTS

1.	DEFINITIONS

1.1	Specific Definitions

1.2	Computation of Time Periods; Other Definitional Provisions

1.3	Accounting Terms

1.4	Certain Matters Regarding Materiality

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties

(a)	Due Organization and Power

(b)	Authorization and Consents

(c)	Binding Obligations

(d)	No Violation

(e)	Filings; Stamp Taxes

(f)	Litigation

(g)	No Default

(h)	Vessels

(i)	Insurance

(j)	Financial Information

(k)	Tax Returns

(l)	ERISA

(m)	Chief Executive Office

(n)	Foreign Trade Control Regulations

(o)	Equity Ownership

(p)	Environmental Matters and Claims

(q)	Liens

(r)	Indebtedness

(s)	Payments Free of Taxes

(t)	No Proceedings to Dissolve

(u)	Solvency

(v)	Compliance with Laws

(w)	Survival

3.	THE FACILITY

3.1	Purposes

3.2	Making of the Advances

3.3	Drawdown Notice

3.4	Effect of Drawdown Notice

4.	CONDITIONS

4.1	Conditions Precedent to this Agreement

(a)	Corporate Authority

(b)	The Agreement

(d)	The Creditors

(e)	Fees

(f)	Environmental Claims

(g)	Legal Opinions

(h)	Director's Certificate

(i)	Shipsales Contract

(j)	Know Your Customer Requirements

(k)	Revenue Sharing Agreement

(l)	Financial Statements

(m)	Licenses, Consents and Approvals

(n)	Financing Arrangements of GREEN DALE and ASIAN KING

4.2	Conditions Precedent to Availability of Tranche 1

(a)	Vessel Documents

(b)	Security Documents

(c)	UCC Filings

(d)	Vessel Appraisals

(e)	ISM DOC

(f)	Vessel Liens

(g)	Vessel Delivery

(h)	Registration of the Mortgage

(i)	Vessel Insurances

(j)	Insurance Report

(k)	Legal Opinions

4.3	Conditions Precedent to Initial Advance under Tranche 2

(a)	Tranche 1

(b)	Payments under the Shipsales Contract

(c)	Security Documents

(d)	UCC Filings

(e)	Reserve Deposit

(f)	Refund Guarantee

(g)	Legal Opinions

4.4	Conditions Precedent to Advances subsequent to the Initial Advance under Tranche 2

(a)	Representations and Warranties True

(b)	No Default

(c)	Builder’s Invoice

4.5	Conditions Precedent to Delivery Advance

(a)	Vessel Documents

(b)	Security Documents

(c)	UCC Filings

(d)	Vessel Appraisals

(e)	ISM DOC

(f)	Vessel Liens

(g)	Vessel Delivery

(h)	Registration of the Mortgage

(i)	Vessel Insurances

(j)	Insurance Report

(k)	Legal Opinions

(l)	Revenue Sharing Agreement

4.6	Waiver of Conditions Precedent

(a)	Satisfaction of Conditions

(b)	Requirements

(c)	Acknowledgment and Agreement

4.7	Further Conditions Precedent

(a)	Drawdown Notice

(b)	Representations and Warranties True

(c)	No Default

(d)	No Material Adverse Effect

4.8	Breakfunding Costs

4.9	Satisfaction after Drawdown

5.	REPAYMENT AND PREPAYMENT

5.1	Repayment

5.2	Voluntary Prepayment; No Re-borrowing

5.3	Mandatory Prepayment; Sale or Loss of Vessel

5.4	Optional Permanent Reduction of Facility

5.5	Interest and Cost With Application of Prepayments

5.6	Borrowers' Obligation Absolute

6.	INTEREST AND RATE

6.1	Payment of Interest; Interest Rate

6.2	Maximum Interest

7.	PAYMENTS

7.1	Time and Place of Payments, No Set Off

7.2	Tax Credits

7.3	Computations; Banking Days

8.	EVENTS OF DEFAULT

8.1	Events of Default

(a)	Principal Payments

(b)	Interest and other Payments

(c)	Representations, etc

(d)	Impossibility, Illegality

(e)	Mortgage

(f)	Certain Covenants

(g)	Covenants

(h)	Indebtedness and Other Obligations

(i)	Bankruptcy

(j)	Judgments

(k)	Inability to Pay Debts

(l)	Termination of Operations; Sale of Assets

(m)	Change in Financial Position

(n)	Cross-Default

(o)	ERISA Events

(p)	Change of Control

8.2	Indemnification

8.3	Application of Moneys

9.	COVENANTS

9.1	Affirmative Covenants

(a)	Performance of Agreements

(b)	Notice of Default, etc

(c)	Obtain Consents

(d)	Financial Information

(e)	Contingent Liabilities

(f)	Vessel Covenants

(g)	Vessel Valuations

(h)	Corporate Existence

(i)	Books and Records

(j)	Taxes and Assessments

(k)	Inspection

(l)	Inspection and Survey Reports

(m)	Compliance with Statutes, Agreements, etc

(n)	Environmental Matters

(o)	Insurance

(p)	Vessel Insurance

(q)	Vessel Management

(r)	Brokerage Commissions, etc

(s)	ISM Code, ISPS Code and MTSA Matters

(t)	ERISA

(u)	Evidence of Current COFR

(v)	Security Documents

(w)	Drawdown of Advance relating to Tranche 1

(x)	Interest Rate Agreement Right of First and Last Refusal

(y)	Pari Passu

(z)	Listing on NYSE

(aa)	Change of Ownership

(bb)	Maintenance of Properties

(cc)	Reserve Deposit

9.2	Negative Covenants

(a)	Liens

(b)	Third Party Guaranties

(c)	Liens on Shares of Borrowers

(d)	Subordination of Inter-Company Indebtedness

(e)	Transaction with Affiliates

(f)	Change of Flag, Class, Management or Ownership

(g)	Chartering

(h)	Change in Business

(i)	Sale of Assets

(j)	Changes in Offices or Names

(k)	Consolidation and Merger

(l)	Change Fiscal Year

(m)	Indebtedness

(n)	Limitations on Ability to Make Distributions

(o)	Change of Control

(p)	No Money Laundering

(q)	Shipsales Contract and Refund Guarantee

(r)	Negative Pledge

9.3	Financial Covenants

(a)	Consolidated Indebtedness to Consolidated EBITDA Ratio

(b)	Working Capital

(c)	Consolidated Tangible Net Worth

(d)	Consolidated EBITDA to Interest Expense

9.4	Asset Maintenance

10.	Grant of Security.

11.	GUARANTEE

11.1	The Guarantee

11.2	Obligations Unconditional

11.3	Reinstatement

11.4	Subrogation

11.5	Remedies

11.6	Joint, Several and Solidary Liability

11.7	Continuing Guarantee

12.	ASSIGNMENT

12.1	Assignment

12.2	Register

13.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC

13.1	Illegality

13.2	Increased Costs

13.3	Nonavailability of Funds

13.4	Market Disruption

13.5	Notification of Market Disruption

13.6	Alternative Rate of Interest During Market Disruption

13.7	Lender's Certificate Conclusive

13.8	Compensation for Losses

14.	CURRENCY INDEMNITY

14.1	Currency Conversion

14.2	Change in Exchange Rate

14.3	Additional Debt Due

14.4	Rate of Exchange

15.	FEES AND EXPENSES

15.1	Fees

15.2	Expenses

16.	APPLICABLE LAW, JURISDICTION AND WAIVER

16.1	Applicable Law

16.2	Jurisdiction

16.3	WAIVER OF IMMUNITY

16.4	WAIVER OF JURY TRIAL

17.	THE AGENTS

17.1	Appointment of Agents

17.2	Appointment of Security Trustee

17.3	Distribution of Payments

17.4	Holder of Interest in Note

17.5	No Duty to Examine, Etc

17.6	Agents as Lenders

17.7	Acts of the Agents

(a)	Obligations of the Agents

(b)	No Duty to Investigate

(c)	Discretion of the Agents

(d)	Instructions of Majority Lenders

17.8	Certain Amendments

17.9	Assumption re Event of Default

17.10	Limitations of Liability

17.11	Indemnification of the Agent and Security Trustee

17.12	Consultation with Counsel

17.13	Resignation

17.14	Representations of Lenders

17.15	Notification of Event of Default

17.16	No Agency or Trusteeship if ING only Lender

18.	NOTICES AND DEMANDS

18.1	Notices

19.	MISCELLANEOUS

19.1	Right of Set-Off

19.2	Time of Essence

19.3	Unenforceable, etc., Provisions - Effect

19.4	References

19.5	Further Assurances

19.6	Prior Agreements, Merger

19.7	Entire Agreement; Amendments

19.8	Indemnification

19.9	USA Patriot Act Notice; OFAC and Bank Secrecy Act

19.10	Counterparts; Electronic Delivery

19.11	Headings

TABLE OF CONTENTS
(continued)

SCHEDULES

I	The Lenders and the Commitments
II           Approved Ship Brokers
III           Liens
IV           Indebtedness

EXHIBITS

A            Form of Promissory Note
B            Form of Drawdown Notice
C            Form of Compliance Certificate
D            Form of Assignment and Assumption Agreement
E            Form of Earnings and Charterparties Assignment
F            Form of Insurances Assignment
G            Form of Shipsales Contract and Refund Guarantee Assignment
H            Form of Liberian First Preferred Mortgage
I            Form of Panamanian First Priority Naval Mortgage

SENIOR SECURED TERM LOAN FACILITY AGREEMENT

THIS SENIOR SECURED TERM LOAN FACILITY AGREEMENT (the “Agreement”) is made as of the 20th day of June 2011, by and among (1) DRY BULK AMERICAS LTD., a corporation organized and existing under the laws of the British Virgin Islands (“Dry Bulk Americas”) and DRY BULK AUSTRALIA LTD., a corporation organized and existing under the laws of the British Virgin Islands (“Dry Bulk Australia”), as joint and several borrowers (the “Borrowers” and each a “Borrower”), (2) INTERNATIONAL SHIPHOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware, as guarantor (the “Guarantor”), (3) the banks and financial institutions listed on Schedule I, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 12, the “Lenders” and each a “Lender”), and (4) ING BANK N.V., London branch (“ING”), as facility agent for the Lenders (in such capacity including any successor thereto, the “Facility Agent”) and as security trustee for the Lenders (in such capacity, the “Security Trustee” and, together with the Facility Agent, the “Agents”).

WITNESSETH THAT:

WHEREAS, at the request of the Borrowers, each of the Agents has agreed to serve in such capacity under the terms of this Agreement and the Lenders have agreed to provide to the Borrowers, on a joint and several basis, a senior secured term loan facility in the amount of up to Forty Seven Million Five Hundred Thousand United States Dollars (US$47,500,000);

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:

1. DEFINITIONS

1.1 Specific Definitions.  In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“Acceptable Accounting Firm”
shall mean PricewaterhouseCoopers LLP, or such other Securities and Exchange Commission recognized accounting firm as shall be approved by the Facility Agent, such approval not to be unreasonably withheld;

“Advance(s)”	shall mean the Initial Advance and any other amounts advanced to the Borrowers pursuant to Section 3.2;
“Affiliate”
shall mean with respect to any Person, any other Person directly or indirectly controlled by or under common control with such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

“Agents”	shall have the meaning ascribed thereto in the preamble;
“Agreement”	shall mean this Agreement, as the same shall be amended, restated, modified or supplemented from time to time;
“Applicable Rate”	shall mean any rate of interest applicable to an Advance from time to time pursuant to Section 6.1;
“Assignment and Assumption Agreement(s)”	shall mean any Assignment and Assumption Agreement(s) executed pursuant to Section 12 substantially in the form set out in Exhibit D;
“Assignment Notices”
shall mean (a) the notice with respect to the Earnings and Charterparties Assignments substantially in the form set out in Exhibit A thereto, (b) the notice with respect to the Insurances Assignments substantially in the form set out in Exhibit C thereto, and (c) the notices with respect to the Shipsales Contract and Refund Guarantee Assignments substantially in the forms set out in Exhibit A(1) and Exhibit B(1) thereto;

“Assignments”	shall mean the Earnings and Charterparties Assignments, the Insurances Assignments and the Shipsales Contract and Refund Guarantee Assignment;
“Availability Period”
shall mean, with respect to Tranche 2, the period beginning on the Closing Date and ending on the date which is the earlier of (i) one hundred fifty (150) days following the scheduled Delivery Date of the Newbuilding and (ii) the date on which the Refund Guarantee expires;

“Banking Day(s)”
shall mean any day that is not a Saturday, Sunday or other day on which (a) banks in New York, New York or London, England are authorized or required by law to remain closed, or (b) banks are not generally open for dealing in dollar deposits in the London interbank market;

“Borrowers”	shall have the meaning ascribed thereto in the preamble;
“Builder”	shall mean Tsuneishi Heavy Industries (CEBU) Inc., a Philippines corporation;
“BULK AUSTRALIA”	shall mean that certain 170,578 dwt capesize bulk carrier to be owned by Dry Bulk Australia, built in 2003 and registered under the laws of Liberia with Official No. 11789;
“C Transport”	shall mean C Transport Holding Ltd., a corporation incorporated under the laws of Bermuda and a member of the Livanos Group;
“C Transport Maritime”	shall mean C Transport Maritime S.A.M., a company organized under the laws of Monaco;
“Change of Control”
shall mean (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Johnsen Family, that becomes the beneficial owner (as defined in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 30% of the total voting power of the Guarantor or (b) the Guarantor ceases to own, directly or indirectly, 100% of each of the Borrowers or (c) the Board of Directors of either of the Borrowers or the Guarantor ceases to consist of a majority of the directors existing on the date hereof or directors nominated by at least two-thirds (2/3) of the then existing directors;

“Classification Society”
shall mean a member of the International Association of Classification Societies acceptable to the Lenders with whom a Vessel is entered and who conducts periodic physical surveys and/or inspections of such Vessel;

“Closing Date”	shall mean the day and year first written above;
“Code”	shall mean the Internal Revenue Code of 1986, as amended, and any successor statute and regulation promulgated thereunder;
“Collateral”
shall mean, all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which the Security Trustee or any Lender has been granted a security interest pursuant to a Security Document or this Agreement;

“Commitment(s)”
shall mean in relation to a Lender, the portion of the Facility set out opposite its name in Schedule I hereto or, as the case may be, in any relevant Assignment and Assumption Agreement, as changed from time to time pursuant to the terms of this Agreement;

“Commitment Fee”	shall have the meaning ascribed thereto in Section 15.1;
“Compliance Certificate”
shall mean a certificate certifying the compliance by each of the Security Parties with all of its covenants contained herein and showing the calculations thereof in reasonable detail, delivered by the chief financial officer of the Guarantor to the Facility Agent from time to time pursuant to Section 9.1(d) in the form set out in Exhibit C or in such other form as the Facility Agent may agree;

“Consolidated EBITDA”
shall mean, for any period, with respect to the Guarantor and the Subsidiaries, the sum of (without duplication) (a) Consolidated Net Income; (b) all Interest Expenses of the Guarantor and the Subsidiaries; (c) income taxes of the Guarantor and the Subsidiaries; and (d) depreciation and amortization, as well as other non-cash charges to the extent they have been deducted from income, of the Guarantor and the Subsidiaries determined on a consolidated basis in accordance with GAAP for such period; provided that if any Subsidiary is not wholly-owned by the Guarantor, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (i) the amount of Consolidated Net Income attributable to such Subsidiary multiplied by (ii) the percentage ownership interest in the income of such Subsidiary not owned by the Guarantor on the last day of such period, but adding back other non-cash charges to the extent they have been deducted from income in accordance with GAAP;

“Consolidated Indebtedness”	shall mean all Indebtedness of the Guarantor and the Subsidiaries determined on a consolidated basis in accordance with GAAP;
“Consolidated Net Income”
shall mean, for any period, the consolidated net income of the Guarantor and the Subsidiaries for such period, as shown on the consolidated financial statements of the Guarantor and the Subsidiaries delivered in accordance with Section 9.1(d);

“Consolidated Tangible Net Worth”
shall mean, with respect to the Guarantor and the Subsidiaries, at any date for which a determination is to be made (determined on a consolidated basis without duplication in accordance with GAAP) (a) the amount of capital stock (including its outstanding preferred stock); plus (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); plus (c) deferred charges to the extent amortized and acquired contract costs net of accumulated amortization as stated on the then most recent audited balance sheet of the Guarantor; minus (d) the sum of (i) the cost of treasury shares and (ii) the book value of all assets that should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write up in the book value of assets resulting from a revaluation thereof subsequent to December 31, 1996;

“Contract Price”
shall mean, with respect to the Newbuilding, the aggregate of One Billion Eight Hundred Seven Million Six Hundred Fifty yen (¥1,807,650,000) and Seventeen Million Seven Hundred Thousand United States Dollars (US$17,700,000);

“Creditors”	shall mean, together, the Agents and the Lenders, each a “Creditor”;
“Default”	shall mean any event that would, with the giving of notice or passage of time, or both, be an Event of Default;
“Default Rate”	shall mean a rate per annum equal to one and one-half percent (1.50%) over the Applicable Rate then in effect;
“Delivery Advance”	shall mean, with respect to Tranche 2, the Advance made on the Delivery Date of the Newbuilding and which corresponds with the final installment due under the Shipsales Contract;
“Delivery Date”	shall mean the date on which the Newbuilding is delivered to Dry Bulk Americas;
“DOC”	shall mean a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;
“Dollars” and the sign “$”
shall mean the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drawdown Date”	shall mean the date, being a Banking Day, upon which the Borrowers have requested that an Advance be made available to the Borrowers, and such Advance is made, as provided in Section 3;
“Drawdown Notice”	shall have the meaning ascribed thereto in Section 3.3;
“Dry Bulk Americas”	shall have the meaning ascribed thereto in the preamble;
“Dry Bulk Australia”	shall have the meaning ascribed thereto in the preamble;
“Dry Bulk Cape”	shall mean Dry Bulk Cape Holding Associated Inc., a corporation incorporated under the laws of Panama and a member of the Livanos Group;
“Earnings and Charterparties Assignment(s)”
shall mean the first priority assignments of earnings, charterparties and requisition compensation in respect of (i) the earnings of a Vessel from any and all sources (including requisition compensation) and (ii) any charter or other contract relating to a Vessel (including the Revenue Sharing Agreement), to be executed by the Borrowers in favor of the Security Trustee pursuant to Section 4.2(b)(iii) and Section 4.5(b)(iii), substantially in the form set out in Exhibit E;

“Environmental Affiliate(s)”	shall mean, with respect to a Security Party, any Person or entity, the liability of which for Environmental Claims any Security Party may have assumed by contract or operation of law;
“Environmental Approval(s)”	shall have the meaning ascribed thereto in Section 2.1(p);
“Environmental Claim(s)”	shall have the meaning ascribed thereto in Section 2.1(p);
“Environmental Law(s)”	shall have the meaning ascribed thereto in Section 2.1(p);
“ERISA”	shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute and regulation promulgated thereunder;
“ERISA Affiliate”
shall mean a trade or business (whether or not incorporated) which is under common control with the Borrowers, the Guarantor or any Subsidiary within the meaning of Sections 414(b), (c), (m) or (o) of the Code;

“ERISA Funding Event”
means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived, (ii) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (iii)  the failure by any member of the ERISA Group or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, (iv) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code), (v) the incurrence by any member of the ERISA Group or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (vi) a determination that a Multiemployer Plan is, or is expected to be, in endangered status within the meaning of Section 432 of the Code or Section 305 of ERISA;

“ERISA Group”	shall mean the Borrowers, the Guarantor and each of their subsidiaries;
“ERISA Termination Event”
means (i) the imposition of any lien in favor of the PBGC of any Plan or Multiemployer Plan, (ii) the receipt by any member of the ERISA Group or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA, (iii) the receipt by any member of the ERISA Group or any ERISA Affiliate of any notice that a Multiemployer Plan is in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA, (iv) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA, (v) the imposition of any liability on any member of the ERISA Group or any ERISA Affiliate in connection with the termination of any Plan or Multiemployer Plan, (vi) the occurrence of a “reportable event,” as defined in Section 4043 of ERISA with respect to any Plan or Multiemployer Plan, or (vii) the occurrence of any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

“Event(s) of Default”	shall mean any of the events set out in Section 8.1;
“Exchange Act”	shall mean the Securities and Exchange Act of 1934, as amended;
“Facility”
shall mean the facility to be made available by the Lenders to the Borrowers, on a joint and several basis, pursuant to Section 3 hereof consisting of the Tranches, in the aggregate principal amount not to exceed Forty Seven Million Five Hundred Thousand United States Dollars (US$47,500,000);

“Facility Agent”	shall have the meaning ascribed thereto in the preamble;
“Fair Market Value”
shall mean, in respect of each Vessel, the average of two appraisals (measured in Dollars) on a “willing seller, willing buyer” basis of such Vessel free from any charterparty or other employment contract from ship brokers listed in Schedule II or such other independent ship brokers approved by the Majority Lenders and addressed to the Facility Agent, no such appraisal to be dated more than thirty (30) days prior to the date on which a determination of Fair Market Value is required pursuant to this Agreement;

“Fee Letter”	shall mean the fee letter of even date herewith among the Borrowers and the Facility Agent;
“Final Payment Date”	shall mean that date which is seven (7) years from the Closing Date;
“Foreign Plan”
means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is excluded from coverage under ERISA by Section 4(b)(4) thereof and is maintained or contributed to by any member of the ERISA Group or for which any member of the ERISA Group has any liability;

“Foreign Termination Event”	means the occurrence of an event with respect to the funding or maintenance of a Foreign Plan, that could reasonably be expected to result in an impairment of the Collateral;
“Foreign Underfunding”
means the excess, if any, of the accrued benefit obligations of a Foreign Plan (based on those assumptions used to fund that Foreign Plan or, if that Foreign Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the independent auditors of the applicable member of the ERISA Group for these purposes) over the assets of such Foreign Plan;

“GAAP”	shall have the meaning ascribed thereto in Section 1.3;
“Guaranteed Obligations”	shall have the meaning ascribed thereto in Section 11.1;
“Guarantor”	shall have the meaning ascribed thereto in the preamble;
“Indebtedness”
shall mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables, (v) all obligations on account of principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, and (vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed; the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any current trade payables;

“Indemnitee”	shall have the meaning ascribed thereto in Section 19.8;
“Initial Advance”
shall mean, with respect to Tranche 2, that certain portion of such Tranche to be advanced at the request of the Borrowers pursuant to Section 3.2 in an amount equal to the amount that Dry Bulk Americas has paid to the Builder as pre-delivery installments relating to the Newbuilding which is in excess of thirty five percent (35%) of the Contract Price for the Newbuilding;

“Initial Payment Date”
shall mean, (i) with respect to Tranche 1, that date which is three (3) months following the Drawdown Date and (ii) with respect to Tranche 2, the earlier of that date which is (1) three (3) months following the Delivery Date and (2) the end of the Availability Period;

“Insurances Assignment(s)”
shall mean the first priority assignments in respect of the insurances over each of the Vessels, to be executed by the respective Borrower in favor of the Security Trustee pursuant to Section 4.2(b)(ii) and Section 4.5(b)(ii), substantially in the form set out in Exhibit F;

“Interest Expense”
shall mean, with respect to the Guarantor and the Subsidiaries, on a consolidated basis, for any period (without duplication), interest expense, whether paid or accrued (including the interest component of capitalized leases), on all Indebtedness of the Guarantor and the Subsidiaries for such period, net of interest income, all determined in accordance with GAAP;

“Interest Notice”	shall mean a notice from the Borrowers to the Facility Agent specifying the duration of any relevant Interest Period;
“Interest Period(s)”	shall mean period(s) of three (3) or six (6) months as selected by the Borrowers, or as otherwise agreed by the Lenders and the Borrowers;
“Interest Rate Agreements”
shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement entered into among the Borrowers or the Guarantor with the Swap Bank, which is designed to protect the Borrowers and the Guarantor against fluctuations in interest rates applicable under this Agreement, to or under which the Borrowers or the Guarantor is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary hereafter;

“ISM Code”
shall mean the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code”
shall mean the International Ship and Port Facility Security Code adopted by the International Maritime Organization at a conference in December, 2002 and amending the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC”	shall mean the International Ship Security Certificate issued pursuant to the ISPS Code;
“Johnsen Family”
shall mean (i) Niels W. Johnsen, Erik F. Johnsen, Niels M. Johnsen and Erik L. Johnsen; (ii) the wives and issue of Niels W. Johnsen, Erik F. Johnsen, Niels M. Johnsen and Erik L. Johnsen; and (iii) any trust for the benefit of, or controlled by, any of foregoing;

“LIBOR Rate”
shall mean, with respect to any Interest Period for any Advance, the rate per annum determined by the Facility Agent to be (i) the rate of interest as displayed on Reuters Screen LIBOR01 (British Bankers’ Association Interest Settlement Dates) (or such other page as may replace such Reuters Screen LIBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August 1985)) as the rate per annum at which deposits are being quoted to prime banks in Dollars for the relevant Interest Period at the London Interbank Market as of 11:00 A.M. London time, on the day that is two Banking Days prior to the first day of such Interest Period, or (ii) if such rate does not appear on such page or such service for the purposes of paragraph (i) or the Facility Agent determines that no rate for the relevant period of time appears on such page or service, the annual rate of interest rates quoted by the Facility Agent to leading banks in the London Interbank Market in the ordinary course of business as of 11:00 A.M. London time, on the day that is two Banking Days prior to the first day of such Interest Period; provided, however, that if the Facility Agent (after consultation with the Lenders) determines that the Lenders are not able to borrow Dollars from leading banks in the London Interbank Market in the ordinary course of business at published rates, LIBOR shall be determined in accordance with Section 13.6;

“Livanos Group”	means the group of companies engaged in the shipping industry and directly or indirectly owned by Ceres Shipping Ltd., a Bermuda corporation;
“Mandatory Costs”
shall mean in relation to the Facility or an unpaid sum the rate per annum notified by any Lender to the Facility Agent to be the cost to that Lender of compliance with all reserve asset, liquidity or cash margin or similar requirement of any Federal Reserve Bank, any other central bank or European Central Bank or the Financial Services Authority or similar institution whose requirements such Lender complies with;

“Majority Lenders”	at any time shall mean Lenders having aggregate Commitments of more than 66.66% of the Facility;
“Margin”	shall mean the rate per annum equal to two and one-half percent (2.50%);
“Material Adverse Effect”
shall mean a material adverse effect on the ability of either of the Borrowers and/or the Guarantor to meet any of their respective obligations with regard to (i) the Facility and the financing arrangements established in connection therewith or (ii) any of their respective other obligations that are material to the Borrowers and the Guarantor considered as a whole;

“Materials of Environmental Concern”	shall have the meaning ascribed thereto in Section 2.1(p);
“Mortgage(s)”
shall mean (i) the first preferred Liberian mortgage on the BULK AUSTRALIA, to be executed by Dry Bulk Australia in favor of the Security Trustee pursuant to Section 4.2(b)(i), substantially in the form set out in Exhibit H and (ii) the first priority Panamanian naval mortgage on the Newbuilding to be executed by Dry Bulk Americas in favor of the Security Trustee pursuant to Section 4.5(b)(i), substantially in the form set out in Exhibit I;

“MTSA”	shall mean the Maritime & Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;
“Multiemployer Plan”
shall mean, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

“Newbuilding”
shall mean that certain 58,100 dwt handymax bulk carrier currently being constructed by the Builder with an expected delivery date in the first quarter of 2012, given Builder’s Hull No. SC-146, to be named BULK AMERICAS, and to be registered under the laws of Panama;

“Note”	shall mean the promissory note to be executed by the Borrowers to the order of the Facility Agent pursuant to Section 4.1(c), to evidence the Facility substantially in the form set out in Exhibit A;
“Operator”	shall mean the Person who is concerned with the operation of any Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;
“Payment Dates”	shall mean, with respect to each Tranche, the Initial Payment Date relating to such Tranche and the dates falling at three (3) month intervals thereafter, the last of which is the Final Payment Date;
“PBGC”	shall mean the Pension Benefit Guaranty Corporation or any successor entity thereto;
“Person”
shall mean any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Plan”
shall mean any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 302 of ERISA, and in respect to which any member of the ERISA Group or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Proceeding”	shall have the meaning ascribed thereto in Section 8.1(i);
“Refund Guarantee”	shall mean that certain refund guarantee with respect to the Newbuilding dated May 21, 2007 given by the Refund Guarantor in favor of Dry Bulk Americas;
“Refund Guarantor”	shall mean Mitsui & Co., Ltd.;
“Required Percentage”
shall mean (i) one hundred thirty five percent (135%) from the Closing Date until the second anniversary thereof, (ii) one hundred forty percent (140%) from the second anniversary of the Closing Date until the third anniversary thereof, (iii) one hundred forty five percent (145%) from the third anniversary of the Closing Date until the fourth anniversary thereof, (iv) one hundred fifty percent (150%) from the fourth anniversary of the Closing Date until the sixth anniversary thereof, and (v) one hundred fifty five percent (155%) from the sixth anniversary of the Closing Date and at all times thereafter;

“Reserve Deposit”
shall mean that certain deposit maintained by Dry Bulk Australia with the Facility Agent in an amount of Five Million United States Dollars ($5,000,000) which shall be used to cover potential foreign exchange risks in connection with the Shipsales Contract and provided that any amounts on deposit on the Delivery Date of the Newbuilding shall be available for use by the Borrowers in connection with the delivery of the Newbuilding;

“Revenue Sharing Agreement”
shall mean that certain revenue sharing agreement, dated March 25, 2011, as may be amended, restated, supplemented, novated or substituted from time to time, entered into by and between, inter alia, Dry Bulk Australia, as a member, Dry Bulk Cape, as the company, and C Transport, as the manager, and to be entered into by Dry Bulk Americas, pursuant to which, inter alia, the parties thereto have agreed or will agree to share in the revenues generated by each of the Vessels and pursuant to which C Transport has been appointed or will be appointed commercial manager for each of the Vessels, according to the terms and provisions thereof;

“Security Document(s)”	shall mean the Mortgages, the Assignments and any other documents that may be executed as security for the Facility and the Borrowers' obligations in connection therewith;
“Security Party(ies)”	shall mean each of the Borrowers and the Guarantor;
“Security Trustee”	shall have the meaning ascribed thereto in the preamble;
“Shipsales Contract”	shall mean that certain shipsales contract for the sale of the Newbuilding, dated May 22, 2007, by and between Clio Marine Inc., as seller, and Dry Bulk Americas, as purchaser;
“Shipsales Contract and Refund Guarantee Assignment”
shall mean the assignment of the Shipsales Contract and Refund Guarantee, to be executed by Dry Bulk Americas in favor of the Security Trustee pursuant to Section 4.3(a)(i), substantially in the form set out in Exhibit G;

“SMC”	shall mean the safety management certificate issued in respect of a Vessel in accordance with rule 13 of the ISM code;
“subsidiary”
shall mean, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other subsidiaries of such Person;

“Subsidiary(ies)”	shall mean all of the subsidiaries of the Guarantor;
“Swap Bank”	shall mean ING;
“Taxes”
shall mean any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of each Lender imposed by its jurisdiction of incorporation or applicable lending office, the United States of America, the State or City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of the Borrowers or any of the Subsidiaries);

“Total Loss”	shall have the meaning ascribed thereto in the Mortgages;
“Tranche(s)”	shall mean any, all or any combination, as the context requires, of Tranche 1 and Tranche 2;
“Tranche 1”
shall mean the portion of the Facility attributable to BULK AUSTRALIA to be made available by the Lenders to the Borrowers in a single Advance, provided, however that the principal amount of Tranche 1 shall be the lesser of (i) sixty five percent (65%) of the Fair Market Value of BULK AUSTRALIA on the Closing Date and (ii) Twenty Four Million One Hundred Ninety Thousand United States Dollars (US$24,190,000);

“Tranche 2”
shall mean the portion of the Facility attributable to the installment payments under the Shipsales Contract to be made available by the Lenders to the Borrowers in multiple Advances, provided, however that the aggregate principal amount of Tranche 2 shall be the lesser of (i) sixty five percent (65%) of the final delivered Fair Market Value of the Newbuilding, (ii) sixty five percent (65%) of the installment payments made pursuant to the Shipsales Contract, and (iii) Twenty Three Million Three Hundred Ten Thousand United States Dollars (US$23,310,000);

“Transaction Documents”	shall mean each of this Agreement, the Note and the Security Documents;
“Vessel(s)”	shall mean any, all or any combination, as the context requires, of BULK AUSTRALIA and the Newbuilding;

1.2 Computation of Time Periods; Other Definitional Provisions.  In this Agreement, the Note and the other Security Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement, the Note or such Security Document, as applicable; references to agreements and other contractual instruments (including this Agreement, the Note and the Security Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement, the Note or any Security Document); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified.

1.3 Accounting Terms.  Unless otherwise specified herein, all accounting terms used in this Agreement, the Note and in the Security Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent or to the Lenders under this Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States (“GAAP”), as amended from time to time including amendments to GAAP made as a result of the conformity of GAAP to International Financial Reporting Standards, provided, however, that for purposes of determining the Guarantor’s ratios and covenants set forth in Section 9.3, GAAP shall be GAAP in effect as at March 31, 2011.

1.4 Certain Matters Regarding Materiality.  To the extent that any representation, warranty, covenant or other undertaking of any of the Security Parties in this Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Effect” or language of similar import, no inference shall be drawn therefrom that any Agent or Lender has knowledge or approves of any noncompliance by any of the Security Parties with any governmental rule.

2. REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties.  In order to induce the Creditors to enter into this Agreement and to make the Facility available, each Security Party hereby represents and warrants to the Creditors (which representations and warranties shall survive the execution and delivery of this Agreement and the Note and the drawdown of the Facility) that:

(a) Due Organization and Power.  Each Security Party is duly incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, the Note and the Security Documents to which it is a party, and has complied with all statutory, regulatory and other requirements relative to such business and such agreements;

(b) Authorization and Consents.  All necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Security Party to enter into and perform its obligations under this Agreement, the Note and the Security Documents and, in the case of the Borrowers to borrow, service and repay the Facility and, as of the date of this Agreement, no further consents or authorities are necessary for the service and repayment of the Facility or any part thereof;

(c) Binding Obligations.  This Agreement, the Note and the Security Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each Security Party that is a party thereto enforceable against such Security Party in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;

(d) No Violation.  The execution and delivery of, and the performance of the provisions of, this Agreement, the Note and those of the Security Documents to which it is to be a party by each Security Party do not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on such Security Party or the certificate of incorporation or by-laws (or equivalent instruments) thereof and that the proceeds of the Facility shall be used by the Borrowers exclusively for their own account;

(e) Filings; Stamp Taxes.  Other than the recording of the Mortgages with the appropriate authorities for the Republic of Liberia and Panama, as applicable, and the filing of Uniform Commercial Code Financing Statements with the Recorder of Deeds in the District of Columbia and the Secretary of State of the State of Alabama in respect of the Assignments, and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement, the Note or the Security Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement, the Note or any of the Security Documents;

(f) Litigation.  No action, suit or proceeding is pending or threatened against any Security Party before any court, board of arbitration or administrative agency which could or might have a Material Adverse Effect;

(g) No Default.  No Security Party is in default under any material agreement by which it is bound, or is in default in respect of any material financial commitment or obligation;

(h) Vessels.  Upon delivery of the relevant Vessel to the relevant Borrower, each of the Vessels:

(i)
will be in the sole and absolute ownership of the relevant Borrower and duly registered in such Borrower's name under the Liberian or Panamanian flag, as the case may be, unencumbered, save and except for its Mortgage and as permitted thereby;

(ii)	will be classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations;

(iii)	will be operationally seaworthy and in every way fit for its intended service; and

(iv)	will be insured in accordance with the provisions of the Mortgage recorded thereagainst and the requirements thereof in respect of such insurances will have been complied with;

(i) Insurance.  Each of the Security Parties has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;

(j) Financial Information.  Except as otherwise disclosed in writing to the Facility Agent on or prior to the date hereof, all financial statements, information and other data furnished by any Security Party to the Facility Agent are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, and since the date of the Guarantor's financial statements most recently delivered to the Facility Agent there has been no Material Adverse Effect as to any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data;

(k) Tax Returns.  Each Security Party has filed all material tax returns required to be filed thereby and has paid all taxes payable thereby which have become due, other than those not yet delinquent or the nonpayment of which would not have a Material Adverse Effect and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;

(l) ERISA.   The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan maintained or contributed to by (or required to be maintained or contributed to by) any member of the ERISA Group or any ERISA Affiliate resulting from the failure of any thereof to comply with ERISA that is reasonably likely to result in any member of the ERISA Group or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate could have a Material Adverse Effect.  No ERISA Termination Event or Foreign Termination Event has occurred or could be reasonably expected to occur nor does any ERISA Funding Event or Foreign Underfunding exist or has occurred or could be reasonably expected to exist or to occur;

(m) Chief Executive Office.  The chief executive office and chief place of business of each Security Party and the office in which the records relating to the earnings and other receivables of each Security Party are kept is, and will continue to be, located at 11 North Water Street, Suite 18290, Mobile, Alabama 36602, USA;

(n) Foreign Trade Control Regulations.  To the best knowledge of each of the Security Parties, none of the transactions contemplated herein will violate the provisions of any statute, regulation or resolution enacted by the United States of America, any other nation or group of nations, or the United Nations to prohibit or limit economic transactions with certain foreign Persons including, but not limited to, the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 and any of the provisions, without limitation, of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, et seq., as amended);

(o) Equity Ownership.  Each of the Borrowers is owned, directly or indirectly, one hundred percent (100%) by the Guarantor;

(p) Environmental Matters and Claims.  (a) Except as heretofore disclosed in writing to the Facility Agent (i) each of the Borrowers and its Affiliates (which for purposes of this Section 2.1(p) shall be deemed to include the Guarantor and its Affiliates) will, when required to operate their business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”); (ii) each of the Borrowers and its Affiliates will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) neither of the Borrowers has nor has any Affiliate thereof received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Security Parties in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Facility Agent there is no Environmental Claim pending or threatened against either of the Borrowers or any Affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such persons the adverse disposition of which may result in a Material Adverse Effect;

(q) Liens.  Other than as disclosed in Schedule III, there are no liens of any kind on any property owned by any Security Party other than those liens created pursuant to this Agreement or the Security Documents or permitted thereby;

(r) Indebtedness.  Other than as disclosed in Schedule IV, none of the Security Parties has any Indebtedness;

(s) Payments Free of Taxes.  All payments made or to be made by the Security Parties under or pursuant to this Agreement, the Note and the Security Documents shall be made free and clear of, and without deduction or withholding for an account of, any Taxes;

(t) No Proceedings to Dissolve.  There are no proceedings or actions pending or contemplated by any Security Party or, to the best knowledge of any Security Party, contemplated by any third party, to dissolve or terminate any Security Party.

(u) Solvency.  On the Closing Date, in the case of each of the Security Parties, (a) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (b) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (c) it does not and will not have unreasonably small working capital with which to continue its business and (d) it has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay such debts as they mature;

(v) Compliance with Laws.  Each of the Security Parties is in compliance with all applicable laws, except where any failure to comply with any such applicable laws would not, alone or in the aggregate, have a Material Adverse Effect; and

(w) Survival.  All representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Facility and the issuance of the Note.

3. THE FACILITY

3.1 Purposes.  The Lenders shall make each Tranche available to the Borrowers, on a joint and several basis, for the purpose of partially financing the acquisition costs of the BULK AUSTRALIA and providing pre-delivery and post-delivery financing for the Newbuilding.

3.2 Making of the Advances.  Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby severally and not jointly agrees with the Borrowers that, subject to and upon the terms of this Agreement, it will, on the Drawdown Dates, make its portion of the relevant Advance, in Federal or other funds, immediately available in London to the Facility Agent at its address set forth on Schedule I or to such account of the Facility Agent most recently designated by it for such purpose by notice to the Lenders.  Unless the Facility Agent determines that any applicable condition specified in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 or 4.7 has not been satisfied, the Facility Agent will make the funds so received from the Lenders available to the Borrowers at their address set forth in Section 18 or as otherwise directed by the Borrowers, subject to the receipt of the funds by the Facility Agent as provided in the immediately preceding sentence, on the Drawdown Dates, and in any event as soon as practicable after receipt.

3.3 Drawdown Notice.  The Borrowers shall, at least five (5) Banking Days (or fewer Banking Days if agreed by the Lenders) before a Drawdown Date serve a notice (a “Drawdown Notice”), substantially in the form of Exhibit B, on the Facility Agent, which notice shall (a) be in writing addressed to the Facility Agent, (b) be effective on receipt by the Facility Agent, (c) specify the amount of the Facility to be drawn, (d) specify the Tranche to which such Advance relates, (e) specify the Banking Day on which the Facility is to be drawn, (f)  specify the disbursement instructions and, with respect to an Advance of Tranche 2, relevant installment under the Shipsales Contract (which shall be consistent in all material respects with Article 2 of the Shipsales Contract), (g) specify the initial Interest Period and (h) be irrevocable.

3.4 Effect of Drawdown Notice.  Delivery of a Drawdown Notice shall be deemed to constitute a warranty by each of the Borrowers (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct on and as of the date of the Drawdown Notice and will be true and correct on and as of the Drawdown Date as if made on such date, and (b) that no Event of Default nor any event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.

4. CONDITIONS

4.1 Conditions Precedent to this Agreement.  The obligation of the Lenders to make the Facility available to the Borrowers under this Agreement shall be expressly subject to the following conditions precedent:

(a) Corporate Authority.  The Facility Agent shall have received the following documents in form and substance satisfactory to the Facility Agent and its legal advisers:

(i)
copies, certified as true and complete by an officer or director of each of the Security Parties, of the resolutions of its board of directors and, with respect to the Borrowers, ultimate shareholders evidencing approval of the Transaction Documents to which each is a party and authorizing an appropriate officer or officers or director or directors or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, including the execution of the Drawdown Notice(s);

(ii)	copies, certified as true and complete by an officer or director of each of the Security Parties, of the certificate or articles of incorporation and by-laws or similar constituent document thereof;

(iii)
copies, certified as true and complete by an officer or director of each of the Security Parties, of the names and true signatures of the officers or directors or attorneys-in-fact of such Security Parties authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(iv)	certificate of the jurisdiction of incorporation of each Security Party as to the good standing thereof; and

(v)
a certificate signed by a director or the Chairman, President, Executive Vice President, Vice President, Treasurer, Comptroller, Controller or Chief Financial Officer of each of the Security Parties to the effect that (A) no Default or Event of Default shall have occurred and be continuing and (B) the representations and warranties of such Security Party contained in this Agreement are true and correct as of the date of such certificate.

(b) The Agreement.  Each of the Security Parties shall have duly executed and delivered this Agreement to the Facility Agent.

(c) The Note.  Each of the Borrowers shall have duly executed and delivered the Note to the Facility Agent.

(d) The Creditors.  The Facility Agent shall have received executed counterparts of this Agreement from each of the Lenders.

(e) Fees.  The Creditors shall have received payment in full of all fees and expenses due to each thereof pursuant to the terms hereof on the date when due including, without limitation, all fees and expenses due under Section 15.

(f) Environmental Claims.  The Lenders shall be satisfied that none of the Security Parties is subject to any Environmental Claim which could reasonably be expected to have a Material Adverse Effect.

(g) Legal Opinions.  The Facility Agent, on behalf of the Agents and the Lenders, shall have received opinions addressed to the Facility Agent from (i) Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., special counsel to the Security Parties, (ii) Seward & Kissel LLP, special counsel to the Agents and the Lenders and (iii) Appleby, special British Virgin Islands counsel to the Agents and Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Lenders shall have required as to all or any matters under the laws of the State of Delaware, the State of New York, the United States of America, and the British Virgin Islands covering certain of the representations and warranties and conditions which are the subjects of Sections 2 and 4, respectively.

(h) Director's Certificate.  The Facility Agent shall have received a certificate signed by a director of each of the Borrowers certifying that under applicable law existing on the date hereof, the Borrowers shall not be compelled by law to withhold or deduct any Taxes from any amounts to become payable to the Facility Agent for the account of the Creditors hereunder.

(i) Shipsales Contract.  The Borrowers shall have delivered to the Facility Agent a true and complete copy of the Shipsales Contract.

(j) Know Your Customer Requirements.  The Facility Agent shall have received documentation, and other evidence as is reasonably requested by the Facility Agent in order for each of the Lenders to carry out and be satisfied with the results of all necessary “know your client” or other checks which is required to carry out in relation to the transactions contemplated by this Agreement, the Notes and the Security Documents, including but not limited to:

(i)	completed bank account opening mandates including a list of all account holders authorized signatories and specimens of their signatures;

(ii)	certified list of directors, including titles, business and residential addresses and dates of birth;

(iii)	certified true copy of photo identification (i.e. passport or driving license) and evidence of residential address (i.e. utility bill or bank statement) for all authorized signatories;

(iv)	completed form 4-329 for each account signatory;

(v)	with respect to each Borrower, certificate of ultimate beneficial ownership, certified by the Chairman, President or Chief Financial Officer of the Guarantor; and

(vi)	non-resident declaration forms, if applicable.

(k) Revenue Sharing Agreement.  Dry Bulk Australia shall have delivered to the Facility Agent a true and complete copy of the Revenue Sharing Agreement.

(l) Financial Statements.  Each of the Security Parties shall deliver to the Facility Agent consolidated financial statements for the period ending December 31, 2010.

(m) Licenses, Consents and Approvals.  The Facility Agent shall have received satisfactory evidence that all necessary licenses, consents and approvals in connection with the transactions contemplated by this Agreement, the Note, the Security Document and any Interest Rate Agreement have been obtained.

(n) Financing Arrangements of GREEN DALE and ASIAN KING.  The Facility Agent shall have received evidence, certified as true and complete, of the financing arrangements pertaining to the GREEN DALE, to be owned by Waterman Steamship Corporation and registered under the laws of the United States of America with Official No. 1086206, and the ASIAN KING, to be owned by LCI Shipholding Inc. and registered under the laws of Panama with Patente Regulamentaria de Navigacion Registration No. 27684-PEXT-2, and such financing arrangements shall be satisfactory to the Facility Agent, in its sole discretion.

4.2 Conditions Precedent to Availability of Tranche 1.  The obligation of the Lenders to make Tranche 1 available to the Borrowers under this Agreement shall be expressly subject to the following conditions precedent:

(a) Vessel Documents.  The Facility Agent shall have received evidence satisfactory to it and its counsel that the BULK AUSTRALIA is:

(i)	in the sole and absolute ownership of Dry Bulk Australia and duly registered in Dry Bulk Australia’s name under the Liberian flag free of all liens and encumbrances of record other than its Mortgage;

(ii)
insured in accordance with the provisions of the relevant Mortgage and all requirements of the relevant Mortgage in respect of such insurance have been fulfilled (including, but not limited to, letters of undertaking from the insurance brokers, including confirmation notices of assignment, notices of cancellation and loss payable clauses acceptable to the Lenders);

(iii)	classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations; and

(iv)	operationally seaworthy and in every way fit for its intended service;

(b) Security Documents.  Dry Bulk Australia shall have executed and delivered to the Facility Agent:

(i)	the Mortgage over the BULK AUSTRALIA;

(ii)	the Insurances Assignment for the BULK AUSTRALIA;

(iii)	the Earnings and Charterparties Assignment for the BULK AUSTRALIA; and

(iv)	the Assignment Notices with respect to (ii) and (iii) above.

(c) UCC Filings.  The Facility Agent shall have received evidence that Uniform Commercial Code Financing Statements have been filed in the District of Columbia and the State of Alabama and in such other jurisdictions as the Facility Agent may reasonably require.

(d) Vessel Appraisals.  The Facility Agent shall have received appraisals, in form and substance satisfactory to the Facility Agent, as to the Fair Market Value of the BULK AUSTRALIA.

(e) ISM DOC.  To the extent required to be obtained by the ISM Code, the Security Trustee shall have received a copy of the DOC for the BULK AUSTRALIA.

(f) Vessel Liens.  The Facility Agent shall have received evidence satisfactory to it and to its legal advisor that, save for the liens created by the relevant Mortgage and the relevant Assignments, there are no liens, charges or encumbrances of any kind whatsoever on the BULK AUSTRALIA or on its earnings except as permitted hereby or by any of the Security Documents.

(g) Vessel Delivery.  The Facility Agent shall be satisfied that satisfactory arrangements have been made for (x) the registration of the BULK AUSTRALIA in the name of Dry Bulk Australia under the Liberian flag, (y) the execution of its Mortgage and (z) the recordation of its Mortgage with the appropriate authorities in the Republic of Liberia.

(h) Registration of the Mortgage.  The Facility Agent shall have received satisfactory evidence that the Mortgage on the BULK AUSTRALIA has been duly registered under the laws of the Republic of Liberia and constitutes a first priority mortgage lien under the laws of such jurisdiction and a foreign “preferred mortgage” under Chapter 313 of Title 46 of the United States Code (46 U.S.C. §§ 31301 et seq.).

(i) Vessel Insurances.  The Facility Agent shall have received any evidence the Facility Agent shall reasonably require that the BULK AUSTRALIA is insured in accordance with its Mortgage and that all requirements in respect of such insurances have been complied with.

(j) Insurance Report.  The Facility Agent shall have received a detailed report from a firm of independent marine insurance brokers appointed by the Facility Agent in respect of the insurances on the BULK AUSTRALIA, in form and substance satisfactory to the Facility Agent, the cost of which will be for the account of the Borrowers.

(k) Legal Opinions.  The Facility Agent, on behalf of the Agents and the Lenders, shall have received opinions addressed to the Facility Agent from (i) Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., special counsel to the Security Parties, (ii) Seward & Kissel LLP, special counsel to the Agents and the Lenders and (iii) Appleby, special British Virgin Islands counsel to the Agents and Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Lenders shall have required as to all or any matters under the laws of the State of Delaware, the State of New York, the United States of America, the British Virgin Islands and the Republic of Liberia covering certain of the representations and warranties and conditions which are the subjects of Sections 2 and 4, respectively.

4.3 Conditions Precedent to Initial Advance under Tranche 2.  The obligation of the Lenders to make the Initial Advance under Tranche 2 available to the Borrowers under this Agreement shall be expressly subject to the following conditions precedent:

(a) Tranche 1.  All of the conditions precedent set forth in Sections 4.1 and 4.2 shall have been met.

(b) Payments under the Shipsales Contract.  The Borrowers shall have delivered to the Facility Agent evidence satisfactory to the Facility Agent that the Borrowers have paid thirty five percent (35%) of the Contract Price for the Newbuilding.

(c) Security Documents.  Dry Bulk Americas shall have executed and delivered to the Facility Agent:

(i)	the Shipsales Contract and Refund Guarantee Assignment relating to the Newbuilding; and

(ii)	the Assignment Notice and the acknowledgement thereof in respect of (i) above.

(d) UCC Filings.  The Facility Agent shall have received evidence that Uniform Commercial Code Financing Statements have been filed in the District of Columbia and the State of Alabama and in such other jurisdictions as the Facility Agent may reasonably require.

(e) Reserve Deposit.  Dry Bulk Australia shall have deposited the Reserve Deposit with the Facility Agent.

(f) Refund Guarantee.  The Borrowers shall have delivered to the Facility Agent a true and complete copy of the Refund Guarantee and the Refund Guarantor shall be acceptable to the Facility Agent in its sole discretion.

(g) Legal Opinions.  The Facility Agent, on behalf of the Agents and the Lenders, shall have received opinions addressed to the Facility Agent from (i) Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., special counsel to the Security Parties, (ii) Seward & Kissel LLP, special counsel to the Agents and the Lenders and (iii) Appleby, special British Virgin Islands counsel to the Agents and Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Lenders shall have required as to all or any matters under the laws of the State of Delaware, the State of New York, the United States of America, and the British Virgin Islands covering certain of the representations and warranties and conditions which are the subjects of Sections 2 and 4, respectively.

4.4 Conditions Precedent to Advances subsequent to the Initial Advance under Tranche 2.  With respect to Tranche 2, the obligation of the Lenders to make any Advance subsequent to the Initial Advance available to the Borrowers under this Agreement on the relevant Drawdown Dates shall be expressly subject to the following conditions precedent:

(a) Representations and Warranties True.  The representations stated in Section 2 being true and correct as if made on that date.

(b) No Default.  No Default or Event of Default having occurred and being continuing or would result from the making of the requested Advance.

(c) Builder’s Invoice.  The Facility Agent having received (i) a copy of an invoice from the Builder which includes, at a minimum, the amount payable to the Builder at the time of such Advance, and the installment which is being financed with the proceeds of such Advance; and (ii) evidence satisfactory to it that all prior construction milestones have been completed pursuant to the Shipsales Contract.

4.5 Conditions Precedent to Delivery Advance.  With respect to Tranche 2, the obligation of the Lenders to make the Delivery Advance available to the Borrowers under this Agreement on the relevant final Drawdown Date shall be expressly subject to the following conditions precedent:

(a) Vessel Documents.  The Facility Agent shall have received evidence satisfactory to it and its counsel that the Newbuilding, upon its delivery to Dry Bulk Americas, will be:

(i)	in the sole and absolute ownership of Dry Bulk Americas and duly registered in Dry Bulk Americas’ name under the Panamanian flag free of all liens and encumbrances of record other than its Mortgage;

(ii)
insured in accordance with the provisions of the relevant Mortgage and all requirements of the relevant Mortgage in respect of such insurance have been fulfilled (including, but not limited to, letters of undertaking from the insurance brokers, including confirmation notices of assignment, notices of cancellation and loss payable clauses acceptable to the Lenders);

(iii)	classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations; and

(iv)	operationally seaworthy and in every way fit for its intended service;

(b) Security Documents.  Dry Bulk Americas shall have executed and delivered to the Facility Agent:

(i)	the Mortgage over the Newbuilding;

(ii)	the Insurances Assignment for the Newbuilding;

(iii)	the Earnings and Charterparties Assignment for the Newbuilding; and

(iv)	the Assignment Notices with respect to (ii) and (iii) above.

(c) UCC Filings.  The Facility Agent shall have received evidence that Uniform Commercial Code Financing Statements have been filed in the District of Columbia and the State of Alabama and in such other jurisdictions as the Facility Agent may reasonably require.

(d) Vessel Appraisals.  The Facility Agent shall have received appraisals, in form and substance satisfactory to the Facility Agent, as to the Fair Market Value of the Newbuilding.

(e) ISM DOC.  To the extent required to be obtained by the ISM Code the Security Trustee shall have received a copy of the DOC for the Newbuilding.

(f) Vessel Liens.  The Facility Agent shall have received evidence satisfactory to it and to its legal advisor that, save for the liens created by the relevant Mortgage and the relevant Assignments, there are no liens, charges or encumbrances of any kind whatsoever on the Newbuilding or on its earnings except as permitted hereby or by any of the Security Documents.

(g) Vessel Delivery.  The Facility Agent shall be satisfied that satisfactory arrangements have been made for (x) the registration of the Newbuilding being delivered in the name of Dry Bulk Americas under the Panamanian flag, (y) the execution of its Mortgage and (z) the recordation of its Mortgage with the appropriate authorities in Panama.

(h) Registration of the Mortgage.  The Facility Agent shall have received satisfactory evidence that the Mortgage on the Newbuilding has been duly registered under the laws of Panama and constitutes a first priority mortgage lien under the laws of such jurisdiction and a foreign “preferred mortgage” under Chapter 313 of Title 46 of the United States Code (46 U.S.C. §§ 31301 et seq.).

(i) Vessel Insurances.  The Facility Agent shall have received any evidence the Facility Agent shall reasonably require that the Newbuilding is insured in accordance with its Mortgage and that all requirements in respect of such insurances have been complied with.

(j) Insurance Report.  The Facility Agent shall have received a detailed report from a firm of independent marine insurance brokers appointed by the Facility Agent in respect of the insurances on the Newbuilding, in form and substance satisfactory to the Facility Agent, the cost of which will be for the account of the Borrowers.

(k) Legal Opinions.  The Facility Agent, on behalf of the Agents and the Lenders, shall have received opinions addressed to the Facility Agent from (i) Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., special counsel to the Security Parties, (ii) Seward & Kissel LLP, special counsel to the Agents and the Lenders, (iii) Appleby, special British Virgin Islands counsel to the Agents and Lenders, and (iv) Patton, Moreno & Asvat, special Panamanian counsel to the Agents and Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Lenders shall have required as to all or any matters under the laws of the State of Delaware, the State of New York, the United States of America, the British Virgin Islands and Panama covering certain of the representations and warranties and conditions which are the subjects of Sections 2 and 4, respectively.

(l) Revenue Sharing Agreement.  The Facility Agent shall have received satisfactory evidence that Dry Bulk Americas has entered into the Revenue Sharing Agreement or a time charter with respect to the Newbuilding that is based on the then current market terms and conditions and is otherwise acceptable to the Majority Lenders in form and substance, such acceptance not to be unreasonably withheld.

4.6 Waiver of Conditions Precedent.  Notwithstanding anything in Section 4.5 to the contrary, with respect to the Newbuilding:

(a) Satisfaction of Conditions.  If the Facility Agent permits the Delivery Advance relating to the Newbuilding to be borrowed before certain of the conditions referred to in Section 4.5 are satisfied, each of the Borrowers shall ensure that such conditions are satisfied within five (5) Business Days after the Drawdown Date relating to the Delivery Advance for the Newbuilding (or such longer period as the Facility Agent may specify); and

(b) Requirements.  With respect to the Newbuilding, the Delivery Advance may be borrowed no more than five (5) days before the applicable conditions set forth in Section 4.5 are satisfied provided that:

(i)
the Facility Agent shall on the date on which the Delivery Advance for the Newbuilding is funded (or as soon thereafter as practicable) (A) preposition an amount equal to the aggregate principal amount of such Delivery Advance at a bank or other financial institution (the “Builder’s Bank”) satisfactory to the Facility Agent, and (B) issue a SWIFT MT 199 or other similar communication (each such communication, a “Disbursement Authorization”), the wording and format of which shall be acceptable to the Facility Agent, authorizing the release of such funds by the Builder’s Bank on the Delivery Date upon receipt of a Protocol of Delivery and Acceptance in respect of the Newbuilding duly executed by the Builder and Dry Bulk Americas, provided that if delivery of the Newbuilding does not occur within five (5) Business Days after the scheduled Delivery Date, the funds held at the Builder’s Bank shall be returned to the Facility Agent for further distribution to the Lenders;

(c) Acknowledgment and Agreement.  For the avoidance of doubt, the parties hereto acknowledge and agree that:

(i)
the date on which the Lenders fund the Delivery Advance relating to the Newbuilding constitutes the Drawdown Date in respect of such Delivery Advance and all interest and fees thereon shall accrue from such date;

(ii)
the Facility Agent and the Lenders suspend fulfillment of the conditions precedent set forth in Section 4.5 solely for the time period on and between the Drawdown Date relating to the Newbuilding and the Delivery Date therefor, and each of the Borrowers acknowledges and agrees that fulfillment of such conditions precedent to the satisfaction of the Facility Agent and written confirmation thereof to the Borrowers promptly after the conditions precedent have been satisfied shall be required as a condition precedent to the respective Borrower’s execution of the Protocol of Delivery and Acceptance referred to in Section 4.6(b)(i);

(iii)
from the date the proceeds of the Delivery Advance relating to the Newbuilding are deposited at the Builder’s Bank to the Delivery Date for the Newbuilding (or, if delivery of the Newbuilding does not occur within the time prescribed in the Disbursement Authorization, the date on which the funds are returned to the Facility Agent for further distribution to the Lenders), the Borrowers shall be entitled to interest on the Delivery Advance at the applicable rate, if any, paid by the Builder’s Bank for such deposited funds; and

(iv)
if the Newbuilding is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of the Delivery Advance relating to the Newbuilding are returned to the Facility Agent and distributed to the Lenders, (A) the Borrowers shall pay all accrued interest and fees in respect of such returned proceeds on the date such proceeds are returned to the Facility Agent and (B) the amount of the Facility available for borrowing will be increased by an amount equal to the aggregate principal amount of the Facility proceeds so returned.

4.7 Further Conditions Precedent.  The obligation of the Lenders to make any Advance available to the Borrowers shall also be expressly conditional upon:

(a) Drawdown Notice.  The Facility Agent having received a Drawdown Notice in accordance with the terms of Section 3.3.

(b) Representations and Warranties True.  The representations stated in Section 2 being true and correct as if made on that date.

(c) No Default.  No Default or Event of Default having occurred and being continuing or would result from the making of the requested Advance.

(d) No Material Adverse Effect.  There having been no Material Adverse Effect since December 31, 2010.

4.8 Breakfunding Costs.  In the event that, on the date specified for the making of an Advance in the relevant Drawdown Notice, the Lenders shall not be obliged under this Agreement to make the requested Advance available under this Agreement, each of the Borrowers shall indemnify and hold the Lenders fully harmless against any losses which the Lenders (or any thereof) may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of such Drawdown Notice and the certificate of the relevant Lender or Lenders shall, absent manifest error, be conclusive and binding on each of the Borrowers as to the extent of any such losses.

4.9 Satisfaction after Drawdown.  Without prejudice to any of the other terms and conditions of this Agreement, in the event all of the Lenders elect, in their sole discretion, to make the Facility available prior to the satisfaction of all or any of the conditions referred to in Sections 4.1, 4.2, 4.3, 4.4, 4.5 or 4.7, each of the Borrowers hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within seven (7) days after the Drawdown Date (or such longer period as the Majority Lenders, in their sole discretion, may agree).

5. REPAYMENT AND PREPAYMENT

5.1 Repayment.  Subject to the provisions of this Section 5 regarding application of prepayments, the Borrowers shall repay the principal of each Tranche in consecutive quarterly installments beginning on the Initial Payment Date for such Tranche and ending on the Final Payment Date for such Tranche.  Each installment made in connection with Tranche 1 shall be in an amount equal to one-twenty eighth (1/28th) of the amount of Tranche 1 made available to the Borrowers.  Each installment made in connection with Tranche 2 shall be in an amount equal to one-sixtieth (1/60th) of the aggregate amount of Tranche 2 made available to the Borrowers.  The last installment for each Tranche shall be in an amount necessary to repay such Tranche in full together with accrued but unpaid interest.  The last installment for each Tranche shall be paid on the Final Payment Date.  The last installment paid under this Agreement shall be paid together with any other amounts owing by any Security Party to any Creditor pursuant to this Agreement, the Note or any Security Document.  The Borrowers’ obligations to repay the Facility shall be joint and several.

5.2 Voluntary Prepayment; No Re-borrowing.  The Borrowers may prepay, upon five (5) Banking Days written notice, which notice shall be irrevocable, the Facility or any portion thereof, without penalty, provided that if such prepayment is made on a day other than a Payment Date, such prepayment shall be made together with the costs and expenses provided for in Section 5.5.  Each prepayment shall be in a minimum amount of Five Million United States Dollars (US$5,000,000), plus any One Million United States Dollar (US$1,000,000) multiple thereof, or the full amount of the Facility then outstanding.  Notwithstanding the provisions of Section 5.5(b), so long as no Default or Event of Default has occurred or is continuing, amounts prepaid under this Section 5.2 shall be applied against the Tranches at the Borrowers’ option.  No part of the Facility once repaid or prepaid will be available for re-borrowing.

5.3 Mandatory Prepayment; Sale or Loss of Vessel.  Upon (i) the sale of a Vessel, or (ii) the sale, transfer or assignment of the Shipsales Contract from Dry Bulk Americas to a third party, or (iii) the earlier of (x) ninety (90) days after the Total Loss (as such term is defined in each Mortgage) of a Vessel or (y) the date on which the insurance proceeds in respect of such loss are received by the relevant Borrower or the Security Trustee as assignee thereof, the Borrowers shall repay the relevant Tranche in full.

5.4 Optional Permanent Reduction of Facility.  The Borrowers shall have the right at any time prior to the final Drawdown Date, upon five (5) Banking Days written notice to the Facility Agent, to permanently reduce the Facility.  Each permanent reduction shall be in a minimum amount of Five Million United States Dollars (US$5,000,000), plus any One Million United States Dollar (US$1,000,000) multiple thereof.  Should the Borrowers exercise the permanent reduction option provided in this Section 5.4 each Lender’s Commitment shall be reduced pro-rata.  If the Borrowers reduce the Facility pursuant to this Section 5.4 such that the available amount of the Facility is less than the aggregate outstanding amount of the Facility, the Borrowers shall repay the Facility so that (i) the available amount of the Facility shall be equal to or greater than the aggregate outstanding amount of the Facility and (ii) the Borrowers are in compliance with Section 9.4.

5.5 Interest and Cost With Application of Prepayments.  Any and all prepayments hereunder, whether mandatory or voluntary, shall be applied in the following order:

(a) firstly, towards accrued and unpaid interest and for fees due under this Agreement; and

(b) secondly, towards the installments of the Tranches in the inverse order of their due dates for payment.

5.6 Borrowers' Obligation Absolute.  The Borrowers’ obligation to pay each Creditor hereunder and under the Note shall be absolute, unconditional, irrevocable and joint and several, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers may have or may have had against the Creditors.

6. INTEREST AND RATE

6.1 Payment of Interest; Interest Rate.  (a) Each of the Borrowers hereby promises to pay to the Lenders interest on the unpaid principal amount of each Tranche for the period commencing on the initial Drawdown Date for such Tranche until but not including the stated maturity thereof (whether by acceleration or otherwise) or the date of prepayment thereof at the Applicable Rate, which shall be the rate per annum which is equal to the aggregate of (a) the LIBOR Rate plus (b) the Margin plus (c) Mandatory Costs (if any).  The Facility Agent shall promptly notify the Borrowers and the Lenders in writing of the Applicable Rate as and when determined.  Each such determination, absent manifest error, shall be conclusive and binding upon the Borrowers.

(b) Notwithstanding the foregoing, each of the Borrowers agrees that after the occurrence and during the continuance of an Event of Default, the Facility shall bear interest at the Default Rate.  In addition, each of the Borrowers hereby promises to pay interest (to the extent that the payment of such interest shall be legally enforceable) on any overdue interest, and on any other amount payable by the Borrowers hereunder which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until but not including the date the same is paid in full at the Default Rate.

(c) The Borrowers shall give the Facility Agent an Interest Notice specifying the Interest Period selected at least three (3) Banking Days prior to the end of any then existing Interest Period, which notice the Facility Agent agrees to forward on to all Lenders as soon as practicable.  If at the end of any then existing Interest Period the Borrowers fail to give an Interest Notice, the relevant Interest Period shall be three (3) months.  The Borrowers' right to select an Interest Period shall be subject to the restriction that no selection of an Interest Period shall be effective unless each Lender is satisfied that the necessary funds will be available to such Lender for such period and that no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing.

(d) Accrued interest on each Tranche shall be payable in arrears on the last day of each Interest Period relating to such Tranche, except that if the Borrowers shall select an Interest Period in excess of three (3) months, accrued interest shall be payable during such Interest Period on each three (3) month anniversary of the commencement of such Interest Period and upon the end of such Interest Period.

(e) Interest payable at the Default Rate shall be payable from time to time on demand of the Facility Agent.

6.2 Maximum Interest.  Anything in this Agreement or the Note to the contrary notwithstanding, the interest rate on the Facility shall in no event be in excess of the maximum rate permitted by applicable law.

7. PAYMENTS

7.1 Time and Place of Payments, No Set Off.  All payments to be made hereunder by the Borrowers shall be made to the Facility Agent, not later than 3 p.m. London time (any payment received after 3 p.m. London time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at 60 London Wall, London EC2M 5TQ, England or to such other office of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction for, any Taxes, provided, however, that if the Borrowers shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then the Borrowers shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrowers shall promptly send to the Facility Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders.

7.2 Tax Credits.  If any Lender obtains the benefit of a credit against the liability thereof for federal income taxes imposed by any taxing authority for all or part of the Taxes as to which the Borrowers have paid additional amounts as aforesaid (and each Lender agrees to use its best efforts to obtain the benefit of any such credit which may be available to it, provided it has knowledge that such credit is in fact available to it), then such Lender shall reimburse the Borrowers for the amount of the credit so obtained.  Each Lender agrees that in the event that Taxes are imposed on account of the situs of its loans hereunder, such Lender, upon acquiring knowledge of such event, shall, if commercially reasonable, shift such loans on its books to another office of such Lender so as to avoid the imposition of such Taxes.

7.3 Computations; Banking Days.

(a) All computations of interest and fees shall be made by the Facility Agent or the Lenders, as the case may be, on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable.  Each determination by the Facility Agent or the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

8. EVENTS OF DEFAULT

8.1 Events of Default.  In the event that any of the following events shall occur and be continuing:

(a) Principal Payments.  Any principal of the Facility is not paid on the due date therefor; or

(b) Interest and other Payments.  Any interest on the Facility or any other amount becoming payable under this Agreement and under any Transaction Document or under any of them, is not paid within three (3) Banking Days from the date when due; or

(c) Representations, etc.  Any representation, warranty or other statement made by any of the Security Parties in this Agreement or in any other instrument, document or other agreement delivered in connection herewith proves to have been untrue or misleading in any material respect as at the date as of which it was made; or

(d) Impossibility, Illegality.  It becomes impossible or unlawful for any of the Security Parties to fulfill any of the covenants and obligations contained herein or in any Transaction Document, or for any of the Lenders to exercise any of the rights vested in any of them hereunder or under the other Transaction Documents and such impossibility or illegality, in the reasonable opinion of such Lender, will have a Material Adverse Effect on any of its rights hereunder or under the other Transaction Documents or on any of its rights to enforce any thereof; or

(e) Mortgage.  (i) The Mortgage relating to the BULK AUSTRALIA is not delivered on the Drawdown Date relating to such Vessel, (ii) the Mortgage relating to the NEWBUILDING is not delivered on within five (5) days after the Drawdown Date relating to such Vessel, or (iii) there is any default under either of the Mortgages; or

(f) Certain Covenants.  Any Security Party defaults in the performance or observance of any covenant contained in Section 9.1(b), 9.1(m), 9.2(i) and 9.3(a) through (d) inclusive; or

(g) Covenants.  One or more of the Security Parties default in the performance of any term, covenant or agreement contained in this Agreement or in the other Transaction Documents, or in any other instrument, document or other agreement delivered in connection herewith or therewith, in each case other than an Event of Default referred to elsewhere in this Section 8.1, and such default continues unremedied for the shorter of (i) a period of fifteen (15) days after written notice thereof has been given to the relevant Security Party or Security Parties by the Facility Agent at the request of any Lender or (ii) a period of thirty (30) days from the date of such default; or

(h) Indebtedness and Other Obligations.  Any Security Party defaults in the payment when due (subject to any applicable grace period) of any Indebtedness or of any other indebtedness, in either case, in an outstanding principal amount equal to or exceeding Two Million Dollars ($2,000,000) or such Indebtedness or other indebtedness is, or by reason of such default is subject to being, accelerated or any party becomes entitled to enforce the security for any such Indebtedness or other indebtedness and such party shall take steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and such  Security Party has set aside on its books adequate reserves with respect thereto; or

(i) Bankruptcy.  Any Security Party commences any proceedings relating to any substantial portion of its property under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (a “Proceeding”), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of sixty (60) days; or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of sixty (60) days; or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or to the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or any substantial portion of its property; or

(j) Judgments.  Any judgment or order is made the effect whereof would be to render invalid this Agreement or any other Transaction Document or any material provision thereof or any Security Party asserts that any such agreement or provision thereof is invalid; or judgments or orders for the payment of money (not paid or fully covered by insurance, subject to applicable deductibles) in excess of $2,500,000 in the aggregate for the Guarantor or its Subsidiaries (or its equivalent in any other currency) shall be rendered against the Guarantor and/or any of its Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; or

(k) Inability to Pay Debts.  Any Security Party is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any Indebtedness of any thereof; or

(l) Termination of Operations; Sale of Assets.  Except as expressly permitted under this Agreement, any Security Party ceases its operations or sells or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of any Security Party are seized or otherwise appropriated; or

(m) Change in Financial Position.  Any change in the financial position of any Security Party which, in the reasonable opinion of the Majority Lenders, shall have a Material Adverse Effect; or

(n) Cross-Default.  Any Security Party defaults under any material contract or agreement to which it is a party or by which it is bound; or

(o) ERISA Events.  Any (i) ERISA Funding Event or Foreign Underfunding shall occur or exist that, when taken together with all other ERISA Funding Events and Foreign Underfundings that exist or have occurred, in the opinion of the Facility Agent, could reasonably be expected to result in a Material Adverse Effect or (ii) an ERISA Termination Event or a Foreign Termination Event shall occur;

(p) Change of Control.  A Change of Control has occurred;

then, the Lenders' obligation to make the Facility available shall cease and the Facility Agent on behalf of the Lenders may, with the Majority Lenders' consent and shall, upon the Majority Lenders' instruction, by notice to the Borrowers, declare the entire Facility, accrued interest and any other sums payable by the Borrowers hereunder, under the Note and under the other Transaction Documents due and payable whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subclauses (i) or (k) of this Section 8.1, the Facility, accrued interest and any other sums payable by the Borrowers hereunder, under the Note and under the other Transaction Documents shall be immediately due and payable without declaration, presentment, demand, protest or other notice to the Borrowers all of which are expressly waived.  In such event, the Creditors, or any thereof, may proceed to protect and enforce their respective rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement or in the Note or in any other Transaction Document or in aid of the exercise of any power granted herein or therein, or the Lenders or the Facility Agent may proceed to enforce the payment of the Note when due or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted by applicable law for the collection of all sums due, or so declared due, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrowers to any of the Creditors hereunder, under the Note and/or under the other Transaction Documents (whether or not then due) all moneys and other amounts of the Borrowers then or thereafter in possession of any Creditor, the balance of any deposit account (demand or time, matured or unmatured) of the Borrowers then or thereafter with any Creditor and every other claim of the Borrowers then or thereafter against any of the Creditors.

8.2 Indemnification.  Each of the Borrowers agrees to, and shall, indemnify and hold each of the Creditors harmless against any loss, as well as against any reasonable costs or expenses (including reasonable legal fees and expenses), which any of the Creditors sustains or incurs as a consequence of any default in payment of the principal amount of the Facility, interest accrued thereon or any other amount payable hereunder, under the Note or under the other Transaction Documents including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Facility or any portion thereof.  Any Creditor's certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrowers.

8.3 Application of Moneys.  Except as otherwise provided in any Security Document, all moneys received by the Creditors under or pursuant to this Agreement, the Note or any of the Security Documents after the happening of any Event of Default (unless cured to the satisfaction of the Majority Lenders) shall be applied by the Facility Agent (pro-rata amongst the Tranches) in the following manner:

(a) firstly, in or towards the payment or reimbursement of any expenses or liabilities incurred by any of the Creditors in connection with the ascertainment, protection or enforcement of its rights and remedies hereunder, under the Note and under the other Transaction Documents;

(b) secondly, in or towards payment of any interest owing in respect of the Facility;

(c) thirdly, in or towards repayment of the principal of the Facility;

(d) fourthly, in or towards payment of all other sums which may be owing to any of the Creditors under this Agreement, under the Note and under the other Transaction Documents;

(e) fifthly, in or towards payments of any amounts then owed under any Interest Rate Agreement; and

(f) sixthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled thereto.

9. COVENANTS

9.1 Affirmative Covenants.  Each of the Security Parties hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, the Note or any of the Security Documents, it will:

(a) Performance of Agreements.  Duly perform and observe, and procure the observance and performance by all other parties thereto (other than the Lenders) of, the terms of this Agreement, the Note and the Security Documents;

(b) Notice of Default, etc.  Promptly upon obtaining knowledge thereof, inform the Facility Agent of the occurrence of (a) any Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) any litigation or governmental proceeding pending or threatened against any Security Party which could reasonably be expected to have a Material Adverse Effect, (c) the withdrawal of either Vessel's rating by its Classification Society or the issuance by the Classification Society of any material recommendation or notation affecting class and (d) any other event or condition which is reasonably likely to have a Material Adverse Effect, in each case promptly, and in any event within three (3) Banking Days after becoming aware of the occurrence thereof;

(c) Obtain Consents.  Without prejudice to Section 2.1 and this Section 9.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all of its and the other Security Parties' respective obligations under this Agreement, under the Note and under the Security Documents;

(d) Financial Information.  Deliver to the Facility Agent with sufficient copies for the Lenders to be distributed to the Lenders by the Facility Agent promptly upon the receipt thereof:

(i)
as soon as available, but not later than ninety (90) days after the end of each fiscal year of the Guarantor, complete copies of the consolidated financial reports of the Guarantor and its Subsidiaries inclusive of a financial report of each of the Borrowers (together with a Compliance Certificate that includes, inter alia, a reconciliation of all of the differences between GAAP as at March 31, 2011 and GAAP as at the time of delivery), all in reasonable detail which shall include at least the consolidated balance sheet of the Guarantor and its Subsidiaries and a balance sheet for each of the Borrowers as of the end of such year and the related statements of income for such year (as well as the related statement of sources and uses of funds for such year for the Guarantor only), each as prepared in accordance with GAAP, all in reasonable detail, which shall be prepared by an Acceptable Accounting Firm and, with respect to the Guarantor, be audited reports;

(ii)
as soon as available, but not less than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Guarantor, a quarterly interim balance sheets and profit and loss statements of the Guarantor and its Subsidiaries and the related profit and loss statements and sources and uses of funds (together with a Compliance Certificate that includes, inter alia, a reconciliation of all of the differences between GAAP as at March 31, 2011 and GAAP as at the time of delivery), all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Guarantor;

(iii)	promptly upon the mailing thereof to the shareholders of the Guarantor, copies of all financial statements, reports, proxy statements and other communications provided to the Guarantor's shareholders;

(iv)
within ten (10) days of the Guarantor's receipt thereof, copies of all audit letters or other correspondence from any external auditors including material financial information in respect of the Guarantor and its Subsidiaries; and

(v)
such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to its business as the Facility Agent may from time to time reasonably request, certified to be true and complete by the chief financial officer of the Guarantor;

(e) Contingent Liabilities.  For inclusion with each Compliance Certificate delivered in connection with Sections 9.1(d)(i) and 9.1(d)(ii), and in any event upon the reasonable request of the Facility Agent, an accounting of all of the contingent liabilities of each Security Party;

(f) Vessel Covenants.  with respect to each of the Vessels:

(i)          keep the Vessels registered in the name of the applicable Borrower;

(ii)          keep the Vessels in good and safe condition and state of repair;

(iii)	keep the Vessels insured in accordance with the provisions of the relevant Mortgage recorded against it and the requirements thereof in respect of such insurances have been complied with;

(iv)	notify the Facility Agent of all modifications to either of the Vessels and of the removal of any parts or equipment from either of the Vessels; and

(v)	provide the Facility Agent with all requested Vessel related information;

(g) Vessel Valuations.  For inclusion with each Compliance Certificate delivered pursuant to Section 9.1(d)(i), and in any event upon the reasonable request of the Facility Agent, the Borrowers shall obtain appraisals of the Fair Market Value of each Vessel.  All valuations are to be at the Borrowers' cost.  In the event the Borrowers fail or refuse to obtain the valuations requested pursuant to this Section 9.1 within ten (10) days of the Facility Agent's request therefor, the Facility Agent will be authorized to obtain such valuations, at the Borrowers' cost, from two of the approved ship brokers listed on Schedule II, which valuations shall be deemed the equivalent of valuations duly obtained by the Borrowers pursuant to this Section 9.1(g), but the Facility Agent's actions in doing so shall not excuse any default of the Borrowers under this Section 9.1(g);

(h) Corporate Existence.  Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all licenses, franchises, permits and assets necessary to the conduct of its business;

(i) Books and Records.  At all times keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP;

(j) Taxes and Assessments.  Pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;

(k) Inspection.  Allow any representative or representatives designated by the Facility Agent, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on request, to examine its books of account, records, reports and other papers and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Facility Agent reasonably requests;

(l) Inspection and Survey Reports.  If the Lenders shall so request, the Borrowers shall provide the Lenders with copies of all internally generated inspection or survey reports on any Vessel;

(m) Compliance with Statutes, Agreements, etc.  Do or cause to be done all things necessary to comply with all material contracts or agreements to which any of the Security Parties is a party, and all material laws, and the rules and regulations thereunder, applicable to such Security Party, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters except where failure to do so would not be reasonably likely to have a Material Adverse Effect;

(n) Environmental Matters.  Promptly upon the occurrence of any of the following conditions, provide to the Facility Agent a certificate of a chief executive officer of the Guarantor, specifying in detail the nature of such condition and its proposed response or the proposed response of any Environmental Affiliate:  (a) its receipt or the receipt by any Environmental Affiliate of any written communication whatsoever that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it or any Environmental Affiliate that there exists any Environmental Claim pending or threatened against any such Person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it or against any Environmental Affiliate, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect.  Upon the written request by the Facility Agent, the Borrowers will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(o) Insurance.  Maintain with financially sound and reputable insurance companies insurance on all its properties and against all such risks and in at least such amounts and with such deductibles as are usually insured against by companies of established reputation engaged in the same or similar business from time to time;

(p) Vessel Insurance.  With respect to each Vessel, (i) insure, and keep insured, or procure that the Borrowers, as owners, will insure and keep the Vessels insured in accordance with the terms of the Mortgages, more specifically each Vessel will be insured with respect to all risks hull and machinery (including excess risks which shall not exceed twenty percent (20%) of the total hull and machinery coverage), provided that the total hull coverage and excess risk coverage is to be at least the higher of (a) the aggregate Fair Market Value of such Vessel at the most recent date at which such Fair Market Value shall have been determined pursuant to this Agreement or (b) one hundred twenty five percent (125%) of the amount outstanding under the relevant Tranche, (ii) notify the Facility Agent in writing, at least twenty-one (21) days prior to all insurance renewals, (iii) deliver to Facility Agent all letters of undertaking, copies of all insurance policies and certificates of entry on terms acceptable to the Facility Agent and its advisors, (iv) ensure that Facility Agent is named as loss payee on all insurances and (v) reimburse Facility Agent for payment of mortgagee’s interest insurance and mortgagee’s additional perils (pollution) insurance to be subscribed by the Facility Agent in an amount equal to one hundred twenty five percent (125%) of the amount outstanding under each Tranche;

(q) Vessel Management.  Upon the delivery of each Vessel, (i) cause such Vessel to be technically managed by (1) the Guarantor, (2) a wholly-owned subsidiary of the Guarantor, or (3) C Transport Maritime, and (ii) commercially managed by (1) the Guarantor, (2) a wholly owned subsidiary of the Guarantor or (3) C Transport;

(r) Brokerage Commissions, etc.  Indemnify and hold each of the Agents and the Lenders harmless from any claim for any brokerage commission, fee or compensation from any broker or third party resulting from the transactions contemplated hereby;

(s) ISM Code, ISPS Code and MTSA Matters.  Upon the delivery of a Vessel, (i) procure that the Operator will comply with and ensure that such Vessel will comply with the requirements of the ISM Code, ISPS Code and MTSA in accordance with the implementation schedules thereof, including (but not limited to) the maintenance and renewal of valid certificates, and when required, security plans, pursuant thereto throughout the term of the Facility; and (ii) procure that the Operator will immediately inform the Facility Agent if there is any threatened or actual withdrawal of its DOC, SMC or the ISSC in respect of such Vessel; and (iii) procure that the Operator will promptly inform the Facility Agent upon the issuance to either of the Borrowers or Operator of a DOC and to such Vessel of an SMC or ISSC;

(t) ERISA.  Forthwith upon (i) the occurrence of any ERISA Termination Event or Foreign Termination Event or (ii) the occurrence or existence of any ERISA Funding Event or Foreign Underfunding, furnish or cause to be furnished to the Lenders written notice thereof;

(u) Evidence of Current COFR.  To the extent that any Vessel travels in United States waters or becomes flagged in the United States, if the Lenders shall so request, provide the Lenders with copies of the current Certificate of Financial Responsibility pursuant to the Oil Pollution Act 1990 for such Vessel;

(v) Security Documents.  Within three (3) Banking Days of the delivery of the Newbuilding, cause the Security Documents required pursuant to Section 4.5(b) relating to such Vessel to be executed and, with respect to its Mortgage, recorded with the appropriate authorities in Panama;

(w) Drawdown of Advance relating to Tranche 1.  Within ten (10) Banking Days of the date hereof, deliver a Drawdown Notice to the Facility Agent with respect to the Advance for Tranche 1;

(x) Interest Rate Agreement Right of First and Last Refusal.  Provide the Swap Bank the right of first and last refusal on any Interest Rate Agreement relating to the Facility;

(y) Pari Passu.  Ensure that its respective unsecured obligations, if any, under this Agreement, the Note, and the Security Documents shall at all times rank at least pari passu with all of its present and future unsecured and unsubordinated indebtedness, if any, with the exception of any obligations which are mandatorily preferred by any applicable laws to companies generally and not by contract;

(z) Listing on NYSE.  With respect to the Guarantor, maintain its listing on the New York Stock Exchange;

(aa) Change of Ownership.  Ensure no change in the ownership of the capital stock or other equity interest of either of the Borrowers, except for changes such that the Guarantor or one of its wholly-owned subsidiaries owns one hundred percent (100%) of such capital stock or other equity interest.

(bb) Maintenance of Properties.  Keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted).

(cc) Reserve Deposit.  Procure that Dry Bulk Australia shall deposit the Reserve Deposit with the Facility Agent prior to the Initial Advance under Tranche 2 and maintain the Reserve Deposit with the Facility Agent until the Newbuilding’s Delivery Date.

9.2 Negative Covenants.  Each of the Security Parties hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, the Note or any other Transaction Documents, it will not, without the prior written consent of the Majority Lenders (or all of the Lenders if required pursuant to Section 17.8):

(a) Liens.  Create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any Collateral or, in respect of each of the Borrowers and the Guarantor, other property except:

(i)	liens disclosed in Schedule III;

(ii)	liens to secure Indebtedness permitted under Section 9.2(m), such liens to be limited to the vessels constructed or acquired;

(iii)	liens for taxes not yet payable for which adequate reserves have been maintained;

(iv)	the Mortgages, the Assignments and other liens in favor of the Security Trustee or the Lenders;

(v)	liens, charges and encumbrances against either Vessel permitted to exist under the terms of the Mortgages;

(vi)
pledges of certificates of deposit or other cash collateral securing reimbursement obligations in connection with letters of credit now or hereinafter issued for its account in connection with the establishment of its financial responsibility under 33C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended and replaced;

(vii)
pledges or deposits to secure obligations under workmen's compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen's or other like liens, or deposits to obtain the release of such liens and deposits to secure surety, appeal or customs bonds on which it is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business; and

(viii)
other liens, charges and encumbrances incidental to the conduct of its business, the ownership of its property and assets which are not more than 30 days overdue and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(b) Third Party Guaranties.  Guaranty the obligations of any third party, except a direct or indirect subsidiary of the Guarantor, whether or not affiliated with such Security Party;

(c) Liens on Shares of Borrowers.  With respect to the Guarantor, create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon the shares of either of the Borrowers;

(d) Subordination of Inter-Company Indebtedness.  With respect to the Guarantor, procure that, upon the occurrence and during the continuance of an Event of Default, no payments are made by any Security Party on any inter-company Indebtedness until such time as the Facility is repaid in full;

(e) Transaction with Affiliates.  Enter into any transaction with an Affiliate, other than on an arms length basis;

(f) Change of Flag, Class, Management or Ownership.  After delivery of either Vessel to the respective Borrower, change the flag of such Vessel other than to a jurisdiction reasonably acceptable to the Lenders, its Classification Society other than to another member of the International Association of Classification Societies reasonably acceptable to the Lenders, the technical management of such Vessel other than to one or more technical management companies reasonably acceptable to the Lenders or the immediate or ultimate ownership of such Vessel;

(g) Chartering.  Enter into any bareboat charter party agreement with respect to either Vessel;

(h) Change in Business.  Materially change the nature of its business or commence any business materially different from its current business;

(i) Sale of Assets.  Other than as reasonably acceptable to the Majority Lenders, sell, or otherwise dispose of, any Vessel, the Shipsales Contract or any other asset (including by way of spin-off, installment sale or otherwise) which is substantial in relation to its assets taken as a whole; provided, however, that the Borrowers may sell any Vessel to a third party in an arm's length transaction provided that the proceeds of such sale are distributed in accordance with Section 5.3 of this Agreement;

(j) Changes in Offices or Names.  Change the location of its chief executive office, its chief place of business or the office in which its records relating to the earnings or insurances of any Vessel are kept or change its name unless the Lenders shall have received sixty (60) days prior written notice of such change;

(k) Consolidation and Merger.  Consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it; provided, however, that the Guarantor may merge with any Subsidiary or any other Person if (A) at the time of such transaction and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing, (B) the surviving entity of such consolidation or merger shall be the Guarantor and (C) after giving effect to the transaction, the Guarantor's Consolidated Tangible Net Worth shall be greater or equal to its Consolidated Tangible Net Worth prior to the merger;

(l) Change Fiscal Year.  In the case of the Guarantor, change its fiscal year;

(m) Indebtedness.  In the case of the Security Parties, incur any new Indebtedness (which, for the sake of clarity, shall exclude any Indebtedness pursuant to this Agreement) other than Indebtedness incurred to finance the acquisition and/or construction of any vessels, provided that the principal amount of such Indebtedness shall not exceed eighty percent (80%) of such acquisition and/or construction price, unless such Indebtedness is subordinated to all existing Indebtedness and this Facility;

(n) Limitations on Ability to Make Distributions.  Create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to pay dividends or make any other distributions on its capital stock or limited liability company interests, as the case may be, to the Borrowers or the Guarantor;

(o) Change of Control.  Cause or permit a Change of Control;

(p) No Money Laundering.  Contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities) and comparable United States Federal and state laws;

(q) Shipsales Contract and Refund Guarantee.  Amend any material provision in the Shipsales Contract or the Refund Guarantee, without the prior written consent of the Facility Agent; and

(r) Negative Pledge  Create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon the Reserve Deposit other than in favor of the Creditors.

9.3 Financial Covenants.  The Guarantor hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, the Note or any of the Security Documents, it will:

(a) Consolidated Indebtedness to Consolidated EBITDA Ratio.  Maintain, on a consolidated basis, a ratio of Consolidated Indebtedness to Consolidated EBITDA of not more than 4.25 to 1.00, as measured at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available;

(b) Working Capital.  Maintain on a consolidated basis a ratio of current assets to current liabilities of not less than 1.00 to 1.00, as measured at the end of each fiscal quarter;

(c) Consolidated Tangible Net Worth.  Maintain a Consolidated Tangible Net Worth, as measured at the end of each fiscal quarter, in an amount of not less than the sum of (i) ninety percent (90%) of Consolidated Tangible Net Worth as of December 31, 2010 and (ii) the sum of fifty percent (50%) of (A) all net income of the Guarantor (on a consolidated basis) earned after December 31, 2010, and (B) the proceeds from the issuance of any common and/or preferred stock of the Guarantor on or after December 31, 2010; and

(d) Consolidated EBITDA to Interest Expense.  Maintain a ratio of Consolidated EBITDA to Interest Expense of not less than 2.50 to 1.00, measured at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available.

9.4 Asset Maintenance.  If at any time during the term of this Agreement, the aggregate Fair Market Value of the Vessels delivered to a Borrower is less than the Required Percentage of the outstanding amount of the Facility (calculated only for Tranches where the Vessel pertaining to such Tranche has been delivered), the Borrowers shall, within a period of thirty (30) days following receipt by the Borrowers of written notice from the Facility Agent notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrowers), either (1) prepay such amount of the relevant Tranche or Facility (as applicable) (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.5) as shall result in the Fair Market Value of the relevant Vessel or Vessels (as applicable) being not less than the Required Percentage of the outstanding amount of the relevant Tranche or Facility (as applicable), or (2) place on charged deposits with the Facility Agent an amount in Dollars (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.5) as shall result in the Fair Market Value of the relevant Vessel or Vessels (as applicable) together with the amount deposited being not less than the Required Percentage of the outstanding amount of the relevant Tranche or Facility (as applicable).  Any charged deposit shall be released to the Borrowers when the Fair Market Value of the relevant Vessel or Vessels (as applicable) is not less than the Required Percentage of the outstanding amount of the relevant Tranche or Facility (as applicable).

10. GRANT OF SECURITY.

10.1           Each of the Borrowers does hereby transfer, convey, mortgage, hypothecate, pledge, assign and grant a first priority security interest to the Security Trustee, in and to any Interest Rate Agreement to which it is a party to the extent of its right, title and interest therein TO HAVE AND TO HOLD any such Interest Rate Agreement or forward foreign exchange contract unto the Security Trustee, and its successors and assigns, as security for the due and punctual payment and performance of its obligations hereunder and under the Note; provided however that, and these presents are subject to the condition that, if the Borrowers shall have paid or caused to be paid or performed all of the obligations hereunder and under the Note which are due and owing on or before the Final Payment Date and no Event of Default shall have occurred and be subsisting, the security interest created by this Agreement shall terminate and be discharged and upon the request of the Borrowers, the Lenders shall execute and deliver to the Borrowers, at the expense of the Borrowers, such instruments of satisfaction and release as may be appropriate.

11. GUARANTEE

11.1 The Guarantee.  The Guarantor hereby irrevocably and unconditionally guarantees to each of the Creditors and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Facility made by the Lenders to the Borrowers and evidenced by the Note and all other amounts from time to time owing to the Creditors by the Borrowers under this Agreement, under the Note, under any Interest Rate Agreements and under any of the Security Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantor hereby further agrees that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

11.2 Obligations Unconditional.  The obligations of the Guarantor under Section 11.1 are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrowers under this Agreement, the Note or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of, or security for, any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.2 that the obligations of the Guarantor hereunder shall be absolute, unconditional and irrevocable, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute, unconditional and irrevocable as described above:

a)
at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

b)	any of the acts mentioned in any of the provisions of this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be done or omitted;

c)
the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged, in whole or in part, or otherwise dealt with; or

d)	any lien or security interest granted to, or in favor of, the Security Trustee or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or any Lender exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Note or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

11.3 Reinstatement.  The obligations of the Guarantor under this Section 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any Proceedings and the Guarantor agrees that it will indemnify each Creditor on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by such Creditor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.4 Subrogation.  The Guarantor hereby irrevocably waives, but only until all amounts payable hereunder by the Guarantor to the Creditors (or any of them) have been paid in full, any and all rights to which any of them may be entitled by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against the Borrowers with respect to such payment or to be reimbursed, indemnified or exonerated by or to seek contribution from the Borrowers in respect thereof.

11.5 Remedies.  The Guarantor agrees that, as between the Guarantor and the Lenders, the obligations of the Borrowers under this Agreement and the Note may be declared to be forthwith due and payable as provided in Section 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8) for purposes of Section 11.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantor for purposes of Section 11.1.

11.6 Joint, Several and Solidary Liability.  The Guarantor's obligations and liability under this Agreement shall be on a “solidary” or “joint and several” basis along with the Borrowers to the same degree and extent as if the Guarantor had been and/or will be a co-borrower, co-principal obligor and/or co-maker of the Guaranteed Obligations.  In the event that there is more than one Guarantor under this Agreement, or in the event that there are other guarantors, endorsers or sureties of all or any portion of the Guaranteed Obligations, the Guarantor's obligations and liability hereunder shall further be on a “solidary” or “joint and several” basis along with such other guarantors, endorsers and/or sureties.

11.7 Continuing Guarantee.  The guarantee in this Section 11 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12. ASSIGNMENT

12.1 Assignment.  This Agreement shall be binding upon, and inure to the benefit of, each of the Security Parties and each of the Creditors and their respective successors and assigns, except that neither the Guarantor nor either of the Borrowers may assign any of its respective rights or obligations hereunder without the written consent of the Lenders.  Each Lender shall be entitled to assign its rights and obligations under this Agreement or grant participation(s) in the Facility to any subsidiary, holding company or other affiliate of such Lender, to any subsidiary or other affiliate company of any thereof or, with the consent of the Borrowers (except upon the occurrence and during the continuation of an Event of Default, in which case the Borrowers' consent shall not be required) and the Agents, in the case of the Borrowers such consent not to be unreasonably withheld, to any other bank or financial institution (in a minimum amount of not less than US$5,000,000), and such Lender shall forthwith give notice of any such assignment or participation to the Borrowers and pay the Facility Agent an assignment fee of $3,000 for each such assignment or participation; provided, however, that any such assignment must be made pursuant to an Assignment and Assumption Agreement.  Each of the Borrowers will take all reasonable actions requested by the Agents or any Lender to effect such assignment, including, without limitation, the execution of a written consent to any Assignment and Assumption Agreement.  Notwithstanding any provision herein to the contrary, each Lender may, without consulting with or obtaining consent from either Security Party, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under this Agreement, the Note or any Security Document to secure obligations of that Lender including, without limitation, any charge, assignment or other security to secure obligations to a federal reserve or central bank, except that no such charge, assignment or security shall release a Lender from any of its obligations under this Agreement, the Note or any Security Document or substitute the beneficiary of the relevant charge, assignment or other security for the Lender as a party to this Agreement, the Note or any Security Document or require any payments to be made by a Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under this Agreement, the Note or any Security Document.

12.2 Register.  The Facility Agent, acting for this purpose as an agent of each of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Facility owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, the assignment fee referred to above and any written consent to such assignment required, the Facility Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Facility Agent shall have no obligation to accept such Assignment and Assumption Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

13. ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

13.1 Illegality.  In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a reasonable basis to conclude that it has become unlawful for any Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Facility Agent and the Borrowers to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and each of the Borrowers shall be required either to repay to such Lender that portion of the Facility advanced by such Lender immediately or, if such Lender so agrees, to repay such portion of the Facility to the Lender on the last day of the calendar month in accordance with and subject to the provisions of Section 13.8.  In any such event, but without prejudice to the aforesaid obligations of each of the Borrowers to repay such portion of the Facility, each of the Borrowers and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Facility available from another jurisdiction or otherwise restructuring such portion of the Facility on a basis which is not unlawful.

13.2 Increased Costs.  If any change in applicable law, regulation or regulatory requirement, or in the interpretation or application thereof by any governmental or other authority, shall:

(i)	subject any Lender to any Taxes with respect to its income from the Facility, or any part thereof, or

(ii)
change the basis of taxation to any Lender of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis effected by the jurisdiction of organization of such Lender, the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of any Security Party) or such other jurisdiction where the Facility may be payable), or

(iii)
impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender, or

(iv)	impose on any Lender any other condition affecting the Facility or any part thereof,

and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining its Commitment or any part thereof or to reduce the amount of any payment received by such Lender, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender under or in connection with this Agreement:

(a) such Lender shall notify the Facility Agent and the Borrowers of the happening of such event, and

(b) each of the Borrowers agrees forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction; provided however, that the foregoing provisions shall not be applicable in the event that increased costs to the Lender result from the exercise by the Lender of its right to assign its rights or obligations under Section 12.

13.3 Nonavailability of Funds.  If the Facility Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate, the Facility Agent shall give notice of such determination to the Borrowers and the Lenders.  The Borrowers, the Facility Agent and the Majority Lenders shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate to be substituted for that which would otherwise have applied under this Agreement.  If the Borrowers, the Facility Agent and the Majority Lenders are unable to agree upon such a substituted interest rate within thirty (30) days of the giving of such determination notice, the Facility Agent shall set an interest rate to take effect at the Facility Agent's direction, which rate shall be equal to the Margin plus the cost to the Lenders (as certified by each Lender) of funding the Facility.

13.4 Market Disruption.  The following provisions of Sections 13.5 and 13.6 apply if:

(a)      the LIBOR Rate is not available for an Interest Period on the date of determination of the LIBOR Rate; or

(b)          at least one (1) Banking Day before the start of an Interest Period, the Lenders having Advances together amounting to 50% or more of the Facility (or, if an Advance has not been made, Commitments amounting to 50% or more of the total Commitments) notify the Facility Agent that the LIBOR Rate fixed by the Facility Agent would not accurately reflect the cost to those Lenders of funding their respective Advances (or any part thereof) during the Interest Period.

13.5 Notification of Market Disruption.  The Facility Agent shall promptly notify the Borrowers and each of the Lenders, stating the circumstances falling within Section 13.4 which have caused its notice to be given (the "Market-Disruption Notification"); provided, however, that the level of detail of the Market-Disruption Notification shall be in the Facility Agent’s sole discretion and the Market-Disruption Notification itself shall, absent manifest error, be final, conclusive and binding on all parties hereto.

13.6 Alternative Rate of Interest During Market Disruption.  For so long as the circumstances falling within Section 13.4 are continuing, the Facility Agent shall, on behalf of the Lenders, negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest and if no such agreement can be reached by the Borrowers and the Facility Agent prior to the expiry of the then current Interest Period, the Facility Agent shall with the agreement of each Lender, for each one-month period, set an interest rate representing the actual cost of funding of the Lenders in Dollars of their respective Advances plus the Margin.  Such alternative pricing agreed upon pursuant to this Section 13.6 shall be binding on all parties hereto.  The procedure provided for by this Section 13.6 shall be repeated if the relevant circumstances are continuing at the end of each such one month period.

13.7 Lender's Certificate Conclusive.  A certificate or determination notice of the Facility Agent or any Lender, as the case may be, as to any of the matters referred to in this Section 13 shall, absent manifest error, be conclusive and binding on each of the Borrowers.

13.8 Compensation for Losses.  Where any portion of the Facility is to be repaid by the Borrowers pursuant to this Section 13, each of the Borrowers agrees simultaneously with such repayment to pay to the relevant Lender all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrowers to the relevant Lender pursuant to this Agreement, together with such amounts as may be certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain its Commitment or such portion thereof for the remainder (if any) of the then current calendar month, but otherwise without penalty or premium.

14. CURRENCY INDEMNITY

14.1 Currency Conversion.  If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under this Agreement or the other Transaction Documents then the conversion shall be made, in the discretion of the Facility Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Facility Agent shall not be entitled to recover under this section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Agreement, the Note and/or the other Transaction Documents.

14.2 Change in Exchange Rate.  If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrowers shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Agreement, the Note and/or the other Transaction Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrowers.

14.3 Additional Debt Due.  Any amount due from the Borrowers under this Section 14 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement, the Note and/or any of the Security Documents.

14.4 Rate of Exchange.  The term “rate of exchange” in this Section 14 means the rate at which the Facility Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

15. FEES AND EXPENSES

15.1 Fees.  The Borrowers shall pay, for the account of the Lenders, a fee (the “Commitment Fee”) equal to forty percent (40%) of the Margin payable quarterly on the average daily undrawn portion of the Facility beginning on the Closing Date.  The Borrowers shall also pay all fees in the Fee Letter.

15.2 Expenses.  Each of the Borrowers agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Agents for their payment of, the reasonable expenses of the Agents and (after the occurrence and during the continuance of an Event of Default) the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Agents' and the Lenders' rights or remedies with respect thereto or in the preservation of the Agents' and the Lenders' priorities under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable fees and disbursements of the Agents' counsel in connection therewith, as well as the reasonable fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the Agents in connection with this transaction, all reasonable costs and expenses, if any, in connection with the enforcement of this Agreement and the other Transaction Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the other Transaction Documents) herein contemplated and to hold the Agents and the Lenders free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes.  Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrowers to the Agents or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrowers to such party or parties after payment thereof (if the Agents or the Lenders, at their sole discretion, chooses to make such payment).

16. APPLICABLE LAW, JURISDICTION AND WAIVER

16.1 Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

16.2 Jurisdiction.  The Security Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Lenders or the Agents under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on either of the Security Parties by mailing or delivering the same by hand to the relevant Security Party at the address indicated for notices in Section 18.1.  The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the relevant Security Party as such, and shall be legal and binding upon the relevant Security Party for all the purposes of any such action or proceeding.  Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the relevant Security Party to the Lenders or the Agent) against the relevant Security Party in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment.  The Security Parties will advise the Facility Agent promptly of any change of address for the purpose of service of process.  Notwithstanding anything herein to the contrary, the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.

16.3 WAIVER OF IMMUNITY.  TO THE EXTENT THAT ANY OF THE SECURITY PARTIES HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE SECURITY PARTIES HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

16.4 WAIVER OF JURY TRIAL.  IT IS MUTUALLY AGREED BY AND AMONG EACH OF THE SECURITY PARTIES AND EACH OF THE CREDITORS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

17. THE AGENTS

17.1 Appointment of Agents.  Each of the Lenders irrevocably appoints and authorizes the Facility Agent to take such action as facility agent on its behalf and to exercise such powers under this Agreement, the Note and the other Transaction Documents as are delegated to the Facility Agent by the terms hereof and thereof.  Neither the Facility Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Note or the other Transaction Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

17.2 Appointment of Security Trustee.  Each of the Lenders irrevocably appoints, designates and authorizes the Security Trustee to act as security trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to this Agreement or any of the other Transaction Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in the Agreement or the other Transaction Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, this Agreement or the other Transaction Documents whether from any Security Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  The Security Trustee hereby accepts such appointment but shall have no obligations under this Agreement, under the Note or under any of the Security Documents except those expressly set forth herein and therein.

17.3 Distribution of Payments.  Whenever any payment is received by the Facility Agent or the Security Trustee from the Borrowers or the Guarantor for the account of the Lenders, or any of them, whether of principal or interest on the Note, commissions, fees under Section 15 or otherwise, it will thereafter cause to be distributed on the day of receipt if received before 10 a.m. London time, or on the day after receipt if received thereafter, like funds relating to such payment ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Agreement.  Unless the Facility Agent or the Security Trustee, as the case may be, shall have received notice from the Borrowers prior to the date when any payment is due hereunder that the Borrowers will not make any payment on such date, the Facility Agent or the Security Trustee may assume that the Borrowers have made such payment to the Facility Agent or the Security Trustee, as the case may be, on the relevant date and the Facility Agent or the Security Trustee may, in reliance upon such assumption, make available to the Lenders on such date a corresponding amount relating to such payment ratably to the Lenders according to their respective Commitments.  If and to the extent that the Borrowers shall not have so made such payment available to the Facility Agent or the Security Trustee, as the case may be, the Lenders and the Borrowers (but without duplication) severally agree to repay to the Facility Agent or the Security Trustee, as the case may be, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Lenders until the date such amount is repaid to the Facility Agent or the Security Trustee, as the case may be, as calculated by the Facility Agent or Security Trustee to reflect its cost of funds.

17.4 Holder of Interest in Note.  The Agents may treat each Lender as the holder of all of the interest of such Lender in the Note.

17.5 No Duty to Examine, Etc.  The Agents shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of this Agreement, the other Transaction Documents or any instrument, document or communication furnished pursuant to this Agreement or in connection therewith or in connection with any other Transaction Document, and the Agents shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

17.6 Agents as Lenders.  With respect to that portion of the Facility made available by it, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall include the Agent in its capacity as a Lender.  Each Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrowers and the Guarantor as if it were not an Agent.

17.7 Acts of the Agents.  Each Agent shall have duties and discretion, and shall act as follows:

(a) Obligations of the Agents.  The obligations of each Agent under this Agreement, the Note and the other Transaction Documents are only those expressly set forth herein and therein;

(b) No Duty to Investigate.  No Agent shall at any time, unless requested to do so by a Lender or Lenders, be under any duty to enquire whether an Event of Default, or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred or to investigate the performance of this Agreement, the Note or any Security Document by any Security Party;

(c) Discretion of the Agents.  Each Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement and the other Transaction Documents, unless the Facility Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that no Agent shall be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law; and

(d) Instructions of Majority Lenders.  Each Agent shall in all cases be fully protected in acting or refraining from acting under this Agreement or under any other Transaction Document in accordance with the instructions of the Majority Lenders, and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

17.8 Certain Amendments.  Neither this Agreement, the Note nor any of the Security Documents nor any terms hereof or thereof may be amended unless such amendment is approved by the Borrowers and the Majority Lenders, provided that no such amendment shall, without the consent of each Lender affected thereby, (i) reduce the interest rate or extend the time of payment of scheduled principal payments or interest or fees on the Facility, or reduce the principal amount of the Facility or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default or any mandatory repayment of the Facility shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 17.8, (iv) amend the definition of Majority Lenders or any other definition referred to in this Section 17.8, (v) consent to the assignment or transfer by either of the Borrowers of any of its rights and obligations under this Agreement, (vi) release any Security Party from any of its obligations under any Security Document except as expressly provided herein or in such Security Document or (vii) amend any provision relating to the maintenance of collateral under Section 9.4.  All amendments approved by the Majority Lenders under this Section 17.8 must be in writing and signed by the Borrowers and each of the Lenders.  In the event that any Lender is unable to or refuses to sign an amendment approved by the Majority Lenders hereunder, such Lender hereby appoints the Agent as its Attorney-In-Fact for the purposes of signing such amendment.  No provision of this Section 17 or any other provisions relating to the Agent may be modified without the consent of the Agent.

17.9 Assumption re Event of Default.  Except as otherwise provided in Section 17.15, the Facility Agent and the Security Trustee shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, unless it has been notified by any Security Party of such fact, or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing.  In the event that either thereof shall have been notified by any Security Party or any Lender in the manner set forth in the preceding sentence of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Facility Agent shall notify the Lenders and shall take action and assert such rights under this Agreement, under the Note and under Security Documents as the Majority Lenders shall request in writing.

17.10 Limitations of Liability.  No Agent or Lender shall be under any liability or responsibility whatsoever:

(a) to any Security Party or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lenders or any other person of any of its or their obligations under this Agreement or under any Security Document;

(b) to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, any Security Party of any of its respective obligations under this Agreement or under the other Transaction Documents; or

(c) to any Lender or Lenders for any statements, representations or warranties contained in this Agreement, in any Security Document or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement, any other Transaction Document or any document or instrument delivered in connection with the transactions hereby contemplated.

17.11 Indemnification of the Agent and Security Trustee.  The Lenders agree to indemnify each Agent (to the extent not reimbursed by the Security Parties or any thereof), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, such Agent in any way relating to or arising out of this Agreement or any other Transaction Document, any action taken or omitted by such Agent thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement or any other Transaction Document, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the  gross negligence or willful misconduct of either such Agent.

17.12 Consultation with Counsel.  Each of the Facility Agent and the Security Trustee may consult with legal counsel selected by such Agent and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

17.13 Resignation.  Any Agent may resign at any time by giving sixty (60) days' written notice thereof to the other Agents, the Lenders and the Borrowers.  Upon any such resignation, the Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within sixty (60) days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or trust company of recognized standing.  The appointment of any successor Agent shall be subject to the prior written consent of the Borrowers, such consent not to be unreasonably withheld.  After any retiring Agent's resignation as Agent hereunder, the provisions of this Section 17 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Agent.

17.14 Representations of Lenders.  Each Lender represents and warrants to each other Lender and the Agent that:

(a) in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Security Parties, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender or any Agent; and

(b) so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Security Parties.

17.15 Notification of Event of Default.  The Facility Agent hereby undertakes to promptly notify the Lenders, and the Lenders hereby promptly undertake to notify the Facility Agent and the other Lenders, of the existence of any Event of Default which shall have occurred and be continuing of which such party has actual knowledge.

17.16 No Agency or Trusteeship if ING only Lender.  If at any time ING is the only Lender, all references to the terms “Facility Agent” and “Security Trustee” shall be deemed to be references to ING as Lender and not as agent or security trustee.

18. NOTICES AND DEMANDS

18.1 Notices.  All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to the Borrowers or the Guarantor at the address or facsimile number set forth below and to the Lenders and the Agents at their address and facsimile numbers set forth in Schedule I or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to each other party hereto.  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

If to the Borrowers or the Guarantor:

11 North Water Street, Suite 18290

Mobile, Alabama 36602

Facsimile No.:  (251)-243-9121

Attention: Chief Financial Officer

With a copy to

One Whitehall Street

New York, NY 10004

Facsimile No.:  (212) 514-5692

Attention:  Mr. Niels M. Johnsen

19. MISCELLANEOUS

19.1 Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default, the Facility Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held (including, but not limited to, the Reserve Deposit) and other indebtedness at any time owing by the Facility Agent or such Lender to or for the credit or the account of the Borrowers or any other Security Party against any and all of the obligations of the Borrowers or other Security Party now or hereafter existing under the Transaction Documents, irrespective of whether the Facility Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured.  The Facility Agent and each Lender agrees promptly to notify the Borrowers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Facility Agent and each Lender under this Section 19.1 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Facility Agent or such Lender may have.  The rights of the Facility Agent and each Lender under this Section 19.1 shall terminate as soon as the full amount of the Reserve Deposit is withdrawn.

19.2 Time of Essence.  Time is of the essence of this Agreement but no failure or delay on the part of any Creditor to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

19.3 Unenforceable, etc., Provisions - Effect.  In case any one or more of the provisions contained in this Agreement or in the other Transaction Documents would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the relevant Security Party, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

19.4 References.  References herein to Articles, Sections, Exhibits and Schedules are to be construed as references to articles, sections of, exhibits to, and schedules to, this Agreement or the other Transaction Documents as applicable, unless the context otherwise requires.

19.5 Further Assurances.  Each of the Security Parties hereby agrees that if this Agreement or any of the other Transaction Documents shall, in the reasonable opinion of the Lenders, at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order to more effectively accomplish the purposes of this Agreement and/or the other Transaction Documents.

19.6 Prior Agreements, Merger.  Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and the Creditors, on the other part, relating to the transactions contemplated hereby, whether written or oral, are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties, the Agent, the Security Trustee and/or the Lenders are parties, which alone fully and completely express the agreements between the Security Parties, the Agents, and the Lenders.

19.7 Entire Agreement; Amendments.  This Agreement constitutes the entire agreement of the parties hereto including all parties added hereto pursuant to an Assignment and Assumption Agreement.  Subject to Section 17.8, any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers, the Agents, and the Majority Lenders.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

19.8 Indemnification.  Neither any Creditor nor any of its directors, officers, agents or employees shall be liable to any of the Security Parties for any action taken or not taken thereby in connection herewith in the absence of its own gross negligence or willful misconduct.  Each of the Borrowers and the Guarantor hereby jointly and severally agree to indemnify the Creditors, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, any actual or proposed use of proceeds of the Facility hereunder, or any related transaction or claim; provided that (i) no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction and (ii) to the extent permitted by law, the Indemnitee shall provide the Security Parties with prompt notice of any such investigative, administrative or judicial proceeding after the Indemnitee becomes aware of such proceeding; provided, however, that the Indemnitee's failure to provide such notice in a timely manner shall not relieve the Security Parties of their obligations hereunder.

19.9 USA Patriot Act Notice; OFAC and Bank Secrecy Act.  The Facility Agent hereby notifies each of the Security Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of the Facility Agent, each of the Creditors is required to obtain, verify and record certain information and documentation that identifies each of the Security Parties, which information includes the name and address of each of the Security Parties and such other information that will allow the Creditors to identify each of the Security Parties in accordance with the Patriot Act.  In addition, each of the Security Parties shall: (a) ensure that no Person who owns a controlling interest in or otherwise controls any of the Security Parties or any subsidiary of any thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders; (b) not use or permit the use of the proceeds of the Facility to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto; and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

19.10 Counterparts; Electronic Delivery.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart.  In the event that any of the Security Parties deliver an executed counterpart of this Agreement by facsimile or electronic transmission, such Security Parties shall also deliver an originally executed counterpart as soon as practicable, but the failure of such Security Parties to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.

19.11 Headings.  In this Agreement, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

SK 02841 0012 1198227 v11

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

DRY BULK AMERICAS LTD.,
as Borrower

By:_/s/ DAVID B DRAKE________________
Name: DAVID B. DRAKE
Title: Attorney In Fact

DRY BULK AUSTRALIA LTD.,
as Borrower

By:_/s/ DAVID B. DRAKE _________ ___
Name: DAVID B. DRAKE
Title: Attorney In Fact

INTERNATIONAL SHIPHOLDING CORPORATION,
as Guarantor

By:_/s/ MANUEL G. ESTRADA _____
Name: MANUEL G. ESTRADA
Title: Vice President – CFO

ING BANK N.V., London branch,
as Facility Agent, Security Trustee and Lender

By:_/s/ ADAM BYRNE ____ _____
Name: ADAM BYRNE
Title: Director

By:_/s/ RORY HUSSEY ____ _____
Name: RORY HUSSEY
Title: Managing Director

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SCHEDULE I

LENDERS                                                                                                                     COMMITMENT

ING BANK N.V.
London branch
60 London Wall
London EC2M 5TQ
England
Facsimile No.:                                +44 207 767 7252
Telephone No.:+44 207 767 1112
Email:  ABF.Infra.Portfolio.Management@uk.ing.com
Attention:  Graham Wallden

All communications shall also include a copy to:

Facsimile No.:                                +44 207 767 7324
Telephone No.:+44 207 767 6522
Email: ian.tofts@uk.ing.com
Attention: Ian Tofts, Loan Operations
US$47,500,000

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SCHEDULE II

Approved Ship Brokers

R.S. Platou Shipbrokers a.s.                                                                        Banchero-Costa & C. s.p.a.
Haakon VII's gate 10                                                                                     2, Via Pammatone
Oslo, Norway                                                                                                16121 Genoa
Telephone No.: +47 23 11 20 00                                                                  Italy
Facsimile No.: +47 23 11 23 11                                                                    Telephone:     +39 010 5631 1
                            Telefax:           +39 010 5631 215

Fearnleys A/S
Grev Wedels plass 9
Oslo, Norway
Telephone No.: +47 22 93 60 00
Facsimile No.: +47 22 93 61 50

H. Clarkson & Company
12 Camomile Street
London EC3A 7BP
England
Telephone No.: +44 207 334 0000
Facsimile No.: +44 207 283 5260

Braemar Shipbrokers Ltd.
35 Cosway Street
London NW1 5BT
England
Telephone No.: +44 207 535 2600
Facsimile No.: +44 207 535 2601

Jacq. Pierot Jr. & Sons, Inc. (USA)
29 Broadway
New York, NY 10006
Telephone No.: (212) 344 3840
Facsimile No.: (212) 943 6598

Barry Rogliano Salles
11 Boulevard Jean Mermoz
92200 Neuilly sur Seine
France
Telephone:     +33 1 41 92 12 34
Telefax:           +33 1 41 92 12 44

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SCHEDULE III

Security Party Liens as of the Closing Date

International Shipholding Corporation

None

Dry Bulk Americas Ltd.

None

Dry Bulk Australia Ltd.

Mortgage, Earnings Assignment and Insurances Assignment in favor of HSH Nordbank AG on the vessel Bulk Australia.  (This loan to be repaid with this Facility directly.)

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SCHEDULE IV

Security Party Indebtedness as of the Closing Date

International Shipholding Corporation

1.	Guarantee of indebtedness in the amount of $17,333,333.33 to DnB NOR Bank ASA and others, which indebtedness has a maturity date of September 26, 2015.

2.	Guarantee of indebtedness in the amount of $34,990,000.00 to Deutsche Schiffsbank AG and others, which indebtedness has a maturity date of September 30, 2013.

3.	Guarantee of indebtedness of $13,265,000.00 to Liberty Community Ventures III, L.L.C., which indebtedness has a maturity date of December 14, 2012.

4.	Guarantee of indebtedness in the amount of $14,528,947.36 to Regions Bank, which indebtedness has a maturity date of August 27, 2014.

5.	Guarantee of indebtedness in the amount of $43,188,888.84 to Regions Bank, which indebtedness has a maturity date of July 1, 2017.

6.	Guarantee of indebtedness in the amount of Japanese Yen 4,847,375,002.00 to DnB NOR Bank ASA and Deutsche Schiffsbank Aktiengesellschaft, which indebtedness has a maturity date of September 15, 2020.

7.
Counter guarantee of indebtedness in the amount of $4,702,000.00 to DnB NOR Bank ASA, which indebtedness has a maturity date of September 2013.  (Basis delivery of last, 10th, vessel scheduled for July 2011).

8.	Guarantee of indebtedness in the amount up to $45,900,000.00 to DnB NOR Bank ASA, which indebtedness has a maturity date of June, 2018.

Dry Bulk Australia Ltd.

1.
Secured indebtedness in the amount of $43,935,689.95 under the Facility Agreement dated November 28, 2005 between Dry Bulk Australia Ltd., Dry Bulk Africa Ltd., Dry Bulk Cedar Ltd. and Dry Bulk Fern Ltd. as co-borrowers and HSH Nordbank AG as facility agent.

Dry Bulk Americas Ltd.

None

Security Parties

International Shipholding Corporation, Dry Bulk Australia Ltd., Dry Bulk Americas Ltd. as Co-Borrowers together with Enterprise Ship Company, Inc., Sulphur Carriers, Inc., Gulf South Shipping Pte Ltd., CG Railway, Inc., LCI Shipholdings, Inc., Central Gulf Lines, Inc., East Gulf Shipholding, Inc., MPV, Inc. and Waterman Steamship Corporation (all Co-Borrowers) under an Unsecured Line of Credit Revolver of $35,000,000 with Regions Bank dated March 7, 2008, as amended.